UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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UNITED STATIONERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

April 9, 2014

Dear Stockholder:

On behalf of the Board of Directors and management of United Stationers Inc., I cordially invite you to attend the 2014 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 21, 2014, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Suite 100, Deerfield, Illinois.

At this year’s Annual Meeting, the matters to be considered by stockholders are the election of two directors to serve for a three-year term expiring in 2017, the ratification of the selection of the Company’s independent registered public accounting firm for 2014, an advisory vote on executive compensation and the transaction of such other business as may properly come before the meeting. The Board of Directors has unanimously recommended a vote “FOR” election of the nominees named in the accompanying Proxy Statement, “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm and “FOR” approval of our executive compensation.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy to vote your shares through the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. This way, your shares will be voted even if you are unable to attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.

Your Directors and management look forward to personally meeting those of you who are able to attend.

Sincerely yours,

Charles K. Crovitz
Chairman of the Board

United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

MAY 21, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2014

•	The proxy statement and Form 10-K are available at
http://www.unitedstationers.com/proxy-materials

The 2014 Annual Meeting of Stockholders of United Stationers Inc. will be held on Wednesday, May 21, 2014, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois for the following purposes:

1.	To elect two Class I directors to serve for a three-year term expiring in 2017;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014;

3.	To cast an advisory vote on executive compensation; and

4	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has unanimously recommended a vote “FOR” election of the nominees, “FOR” ratification of the selection of the independent registered public accounting firm and “FOR” approval of our executive compensation.

The record date for the Annual Meeting is the close of business on Monday, March 24, 2014. Only stockholders of record as of that time and date are entitled to notice of, and to vote at, the meeting. Record holders of the Company’s Common Stock as of the record date may submit their proxies by following the voting instructions set forth in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

April 9, 2014

United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

PROXY STATEMENT

April 9, 2014

PROXY AND VOTING INFORMATION

The Board of Directors of United Stationers Inc. (referred to as “we”, “our” or the “Company” in this Proxy Statement) is soliciting your proxy for use at our 2014 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”).

What is a Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet as well as vote your shares online. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. We expect to commence mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 9, 2014.

Who May Vote

Holders of record of our Common Stock at the close of business on Monday, March 24, 2014 (the “Record Date”) may vote at the Annual Meeting. On that date, 39,350,395 shares of our Common Stock were issued and outstanding. Each share entitles the holder to one vote.

How to Vote

If you are a holder of record of our Common Stock (that is, the shares are registered by our transfer agent directly in your own name) on the Record Date, you may submit a proxy with your voting instructions, by the respective applicable deadline shown on the Notice of Internet Availability of Proxy Materials or proxy card, using any of the following methods:

•

Through the Internet:    Go to the website http://www.proxyvote.com and follow the instructions on the Notice of Internet Availability of Proxy Materials to view the proxy materials online and vote your shares through the Internet.

•	By Telephone:

•	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by telephone.

•	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

•	By Mail:

•	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by mail.

•	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the Notice of Internet Availability of Proxy Materials or proxy card before your proxy and voting instructions will be accepted. Once you have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

If you hold your shares of our Common Stock in “street name” through a broker, bank, custodian, fiduciary or other nominee, you should review the separate Notice of Internet Availability of Proxy Materials supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm’s voting instruction form for beneficial owners.

How Proxies Work

Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you hold any shares in the Company’s Employee Stock Purchase Plan (“ESPP”), your proxy (whether given by mailing the proxy card or voting by telephone or through the Internet) will also serve as voting instructions to Computershare Trust Company, as nominee holder under the ESPP, with respect to the shares allocated to your account in the ESPP.

If you sign and return a proxy card, or use telephone or Internet voting, but do not specify how you want to vote your shares, the proxies will vote your shares “FOR” the election of each of the two director nominees, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014 and “FOR” approval of our executive compensation. If you specify how you want to vote your shares on some matters but not others, the proxies will vote your shares as directed on the matters that you specify and as indicated above on the other matters described in this proxy statement. However, if you hold shares in the ESPP, Computershare Trust Company, as nominee holder under the ESPP, will not vote shares allocated to your ESPP account unless you indicate your voting instructions. The proxies will also vote your shares in their discretion on any other business that may properly come before the meeting.

Revocation of Proxies

If you have voted by submitting a proxy, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following methods:

•	Requesting and submitting a new proxy card that is properly signed with a later date;

•

Voting again at a later date by telephone or through the Internet — your latest voting instructions submitted before the deadline for telephone or Internet voting, 11:59 p.m. Eastern Time on May 20, 2014, will be counted and your earlier instructions revoked;

•	Sending a properly signed written notice of your revocation to the Secretary of the Company at United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015-2559; or

•	Voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

A proxy card with a later date or written notice of revocation shall not constitute a revocation of a previously submitted proxy unless it is received by the Secretary of United Stationers Inc. before the previously submitted proxy is exercised at the Annual Meeting.

Quorum

To conduct the business of the Annual Meeting, we must have a quorum. Under our current Bylaws, a quorum for the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority of the 39,530,395 shares of our Common Stock issued and outstanding on the Record Date. Under Delaware law and our Bylaws, we count instructions to withhold voting authority for director nominees, any abstentions and broker non-votes as present at meetings of our stockholders for the purpose of determining the presence of a quorum.

Shares Held Through Broker of Other Nominee

In general, a broker who holds securities as a nominee in street name has limited authority to vote on matters submitted at a stockholders’ meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the regulatory agency of which the broker is a member to vote on specific matters without the need to obtain instructions from the beneficial owner, a broker will specify a “non-vote” on those matters. Brokers are typically permitted to vote for the ratification of the selection of the independent registered public accounting firm if they have not received instructions from the beneficial owner; however, brokers may not vote on the other matters described in this Proxy Statement without specific instructions from the beneficial owner.

Required Votes

Election of Directors

The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the two nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for one or more nominees are not counted for this purpose and will not affect the outcome of this election.

We have adopted a so-called “plurality-plus” standard. In accordance with procedures set forth in the Company’s Corporate Governance Principles, any incumbent director (including the two nominees standing for election at the Annual Meeting) who receives a greater number of votes withheld from his or her election than votes “FOR” his or her election in an uncontested election will be expected to tender his or her resignation for consideration by the Company’s Governance Committee. The Governance Committee will consider the resignation and, within 45 days following the date of the applicable annual meeting, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will then take formal action on the Governance Committee’s recommendation no later than 90 days following the date of the annual meeting. Following the Board’s decision on the Committee’s recommendation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Ratification of Ernst & Young

Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.

Advisory Vote on Executive Compensation

The vote on the approval of our executive compensation is advisory and non-binding. However, we will consider our stockholders to have approved our executive compensation if the number of votes “FOR” this proposal exceeds the number of votes “AGAINST” this proposal. Accordingly, abstentions and broker non-votes will not affect the outcome of this advisory vote.

We do not know of any other matters to be submitted for stockholder action at the Annual Meeting.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic communication by our directors, officers and other employees. Directors, officers and other employees of the Company who participate in soliciting proxies will not receive any additional compensation from the Company for doing so. Upon request, we will reimburse brokers, banks, custodians and other nominee record holders for their out-of-pocket expenses in forwarding proxy materials to their principals who are the beneficial owners of our Common Stock as of the Record Date.

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Company’s business and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies relating to the Company’s overall performance rather than day-to-day operating details.

Our Board of Directors currently consists of nine members; however, the Board has determined to reduce the size of the Board to eight members effective at the Annual Meeting when Robert B. Aiken, Jr.’s term concludes since he is not seeking re-election. The Board is divided into three classes, each of which is elected for a three-year term. The terms of the three current Class I Directors expire in 2014. Mr. Aiken, who has served on the Board since 2010 and currently serves as a Class 1 Director, will not stand for re-election at the Annual Meeting. The other Class I Directors are current directors standing as nominees at the Annual Meeting for reelection to a three-year term expiring in 2017.

The nominees have indicated that they are willing and able to serve as Company Directors. If any nominee becomes unavailable for election for any reason, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote the shares they represent for any substitute nominee designated by the Board of Directors, upon recommendation of the Governance Committee.

Information regarding each of the Director nominees and the Directors continuing in office, including his or her age, principal occupation, other business experience during at least the last five years, directorships in other publicly held companies during the last five years and period of service as a Company Director, is set forth below. Also included below is a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Director nominee or Director should serve on the Board.

Director Nominees

The nominees for election as Class I Directors at this year’s Annual Meeting, each to serve for a three-year term expiring in 2017, are set forth below:

Jean S. Blackwell (59) was elected to the Company’s Board of Directors in May 2007. Ms. Blackwell serves as Chair of the Governance Committee and a member of the Audit Committee. Ms. Blackwell served as the Chief Executive Officer of the Cummins Foundation and Executive Vice President, Corporate Responsibility of Cummins Inc., an engine manufacturer, from 2008 until her retirement in March 2013. From 2003 until her appointment in 2008, Ms. Blackwell served as the Executive Vice President and Chief Financial Officer for Cummins. Ms. Blackwell also served as Vice President and General Counsel; Vice President, Human Resources; and Vice President, Cummins Business Services. Ms. Blackwell was appointed as Executive Vice President of Cummins in 2005. Prior to joining Cummins, Ms. Blackwell was a partner in the Indianapolis law firm of Bose McKinney & Evans and also worked for the State of Indiana as Budget Director and for the State Lottery Commission as Executive Director. Ms. Blackwell has an in-depth knowledge of the business operations of a publicly-traded company from her long tenure at Cummins and a strong financial acumen from her senior management experience. Through her experiences, as well as serving on our Audit Committee and her previous service as chair of the audit committee of The Phoenix Companies, she has a thorough understanding of financial reporting of a public company and is well-versed in internal controls. Ms. Blackwell also brings significant knowledge of human resource practices having served as Vice President of Human Resources at Cummins. Ms. Blackwell holds a BA degree in economics from the College of William and Mary and a law degree (Cum Laude) from the University of Michigan. Ms. Blackwell serves on the Board of Directors of Celanese, Inc., a specialty chemicals company. She previously served as a director of The Phoenix Companies, a life insurance company.

P. Cody Phipps (52) was promoted to Chief Executive Officer of United Stationers Inc. in May 2011 and was elected to the Company’s Board of Directors at the same time. Prior to that time he served as the Company’s President and Chief Operating Officer since September 2010 and was President, United Stationers Supply from October 2006 to September 2010. He joined the Company in August 2003 as its Senior Vice President, Operations. Prior to joining the Company, Mr. Phipps was a partner at McKinsey & Company, Inc., a global management consulting firm, where he led the firm’s North American Operations Effectiveness Practice and co-founded and led its Service Strategy and Operations Initiative. Prior to joining McKinsey, Mr. Phipps worked as a consultant with The Information Consulting Group, a systems consulting firm, and as an IBM account marketing representative. Mr. Phipps also serves on the Board of Directors of Conway Freight, a transportation company.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED ABOVE.

Continuing Directors

The other Directors, whose terms will continue after this year’s Annual Meeting, are as follows:

Class II Directors — Continuing in Office until 2015 Annual Meeting

Charles K. Crovitz (60) was elected to the Company’s Board of Directors in October 2005 and has served as its Chairman since December 2011. Mr. Crovitz serves as Chair of the Executive Committee and as a member of the

Technology Advisory and Governance Committees. In September 2007, Mr. Crovitz was appointed as the Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer, which position he held until his retirement in January 2010. Prior to this appointment, Mr. Crovitz was a member of the executive leadership team of Gap Inc. from 1993 until 2003, most recently serving as Executive Vice President and Chief Supply Chain Officer. During his ten-year career with Gap, Mr. Crovitz was also Executive Vice President, Supply Chain and Technology and Senior Vice President, Strategy and Business Development. Prior to that, he held various positions with Safeway Inc., including serving as a member of the operating committee, Senior Vice President and Chief Information Officer, and Vice President, Director of Marketing for Safeway Manufacturing Group. Mr. Crovitz also spent several years with McKinsey & Company, Inc. where he was an Engagement Manager, leading client service teams in retail, forest products, steel and personal computer industries. He previously served as a board member for The Children’s Place Retail Stores, Inc. Mr. Crovitz’s responsibility for information technology during his tenure at Gap and Safeway and his experience in supply chain management are particularly relevant to the strategic direction of the Company. His extensive operating experience allows him to make significant contributions to the Company’s continuing efforts to pursue growth strategies, increase productivity and reduce its cost structure making him an effective Chairman of the Board. Mr. Crovitz also holds an MBA and a law degree from Stanford University.

Roy W. Haley (67) was elected to the Company’s Board of Directors in March 1998. Mr. Haley serves as Chair of the Audit Committee and a member of the Finance Committee. Until his retirement in May 2011, Mr. Haley served as the Executive Chairman of WESCO International, Inc. (“WESCO”), a wholesale supplier of electrical and other industrial supplies and services, and, until September 2009, was the Chief Executive Officer. Prior to joining WESCO in February 1994, he was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. In addition to his service as a director of WESCO, Mr. Haley served as a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, for twelve years until his retirement in April 2010. He also served as a director of the Federal Reserve Bank of Cleveland until his retirement in December 2010. Mr. Haley has a history of public company leadership with significant knowledge and operating experience in a distribution company as Chairman and Chief Executive Officer of WESCO. This experience allows him to provide highly informed guidance and counsel regarding the operations and value proposition of a wholesale supplier supplemented with his direct knowledge of the Company’s lines of products. Mr. Haley has served as the Chair of the Company’s Audit Committee for the past 11 years, and served as the chair of the audit committee of Cambrex Corporation. Mr. Haley is also designated as one of the financial experts on the Company’s Audit Committee. Through his present and past business experiences, Mr. Haley has acquired significant understanding and experience in financial matters of a publicly traded company, internal controls and the functions of an Audit Committee. Mr. Haley holds a Bachelor of Science in industrial management from Massachusetts Institute of Technology. Mr. Haley also serves as the Non-Executive Chairman of the Board of Directors of Bluelinx Corporation, a wholesale supplier of building materials.

Stuart A. Taylor, II (53) was elected by the Company’s Board of Directors to join the Board in December 2011. Mr. Taylor is Chair of the Finance Committee and a member of the Governance Committee. Mr. Taylor is Chief Executive Officer of The Taylor Group LLC, a private equity firm, and has been with The Taylor Group since 2002. Prior to founding The Taylor Group in 2002, Mr. Taylor was Senior Managing Director of Bear Stearns Companies Inc., a brokerage firm. Over a span of 19 years, Mr. Taylor served as Managing Director of CIBC World Markets (US), Managing Director, Automotive Industry Group, BT Alex Brown, Inc. of Bankers Trust Company and as Vice President, Corporate Finance Department of Morgan Stanley & Company, Inc. Mr. Taylor currently serves as a Director of Ball Corporation and Hillenbrand, Inc. Mr. Taylor has demonstrated leadership as a CEO and is a seasoned investment banker. His extensive experience in finance, business development, strategic diversification and mergers and acquisitions allow him to make significant contributions to the company’s strategic initiatives. Mr. Taylor holds an MBA in finance from Harvard Business School and an undergraduate degree from Yale University.

Class III Directors — Continuing in Office until 2016 Annual Meeting

Susan J. Riley (55) was elected by the Company’s Board of Directors to join the Board in September 2012. Ms. Riley is a member of the Audit and Finance Committees. Ms. Riley most recently served as the Executive Vice President, Finance and Administration of The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer, from January 2007 to February 2011 and as interim Chief Financial Officer from January 2007 until December 2007 and as Chief Financial Officer beginning in August 2008. In her role as Executive Vice President, Finance and Administration she was the principal financial officer of The Children’s Place Retail Stores, Inc. From April 2006 to January 2007, Ms. Riley served as Senior Vice President, Chief Financial Officer of The Children’s Place Retail Stores, Inc. Previously she served as Executive Vice President and Chief Financial Officer of Klinger Advanced Aesthetics, Senior Vice President and Chief Financial Officer of Abercrombie & Fitch Company, Executive Vice President of Business and Finance of Mount Sinai Medical Center of New York, Vice President and Treasurer of Colgate-Palmolive Company, Executive Vice President and Chief Financial Officer of Dial Corporation and Senior Vice President and Chief Financial Officer of Tambrands, Inc. Ms. Riley’s extensive knowledge in financial matters is demonstrated by her long finance career, including her experience as chief financial officer of several companies, and the Board believes this experience contributes to the financial expertise on our Board and the Audit and Finance Committees. She also has experience overseeing legal and information technology functions, which enables her to contribute to the Board’s oversight of those functions. Ms. Riley earned a bachelor’s degree in accounting from the Rochester Institute of Technology and an MBA from Pace University.

Alexander M. Schmelkin (37) was elected by the Company’s Board of Directors to join the Board in September 2012. Mr. Schmelkin is a member of the Human Resources and Technology Advisory Committees. Mr. Schmelkin is Co- Founder, Chief Executive Officer and a member of the Board of Directors of Alexander Interactive, a web design and engineering firm, and has held these positions since 2002. Before founding Alexander Interactive, Mr. Schmelkin co-founded New York-based Davanita Design, which was later acquired by Avatar Technology, where he served as President and Chief Executive Officer of the New York division. Mr. Schmelkin brings to the Board extensive experience in technology, e-business and serving as a CEO. Mr. Schmelkin earned a bachelor’s degree from Cornell University.

Alex D. Zoghlin (44) was re-elected to the Company’s Board of Directors in May 2008. Mr. Zoghlin serves as Chair of the Technology Advisory Committee and as a member of the Human Resources Committee. In March 2013, Mr. Zoghlin was appointed as the Global Head of Technology for Hyatt Hotels Corporation, a global hospitality company. Prior to joining Hyatt, Mr. Zoghlin served as the Chief Executive Officer of VHT, Inc., a marketing services provider for the real estate industry, a position he held from 2009 to February 2013. He previously served on the Board from November of 2000 until May 2006. He resigned at that time to focus primarily on building G2 Switchworks, a Chicago-based travel/technology firm, where he was President and Chief Executive Officer until its change of ownership in 2008. He previously served as Chairman, President and Chief Executive Officer of neoVentures Inc., a venture capital investment company for emerging technology companies. Prior to that, he was Chief Technology Officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by major airline companies. Mr. Zoghlin has a history of demonstrated leadership in e-commerce and technology. His experience in programming, developing and implementing web-based solutions enables Mr. Zoghlin to offer key insights to our Technology Advisory Committee, which provides critical guidance on the Company’s portfolio of information technology assets and systems. Mr. Zoghlin also brings an entrepreneurial orientation to the Board’s deliberations. Mr. Zoghlin also serves as a Director of State Farm Insurance Co., an insurance agency.

GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

The Company is committed to the use of sound corporate governance principles and practices in the conduct of its business. The Company’s Board has adopted the United Stationers Inc. Corporate Governance Principles (the “Governance Principles”) to address certain fundamental corporate governance issues. The Governance Principles provide a framework for Company governance activities and initiatives and cover, among other topics, Director independence and qualifications, Board and Committee composition and evaluation, Board access to members of management and independent outside advisors, Board meetings (including meetings in executive session without management present) and succession planning. These principles also provide for the separation of the position of Chairman of the Board, who would normally serve as the Company’s lead independent Director, from that of Chief Executive Officer. The Governance Principles are included under “Corporate Governance” as part of the “Investors” section available through the Company’s website at http://www.unitedstationers.com. Neither the Governance Principles nor any other information contained on or available through the Company’s website and referred to in this Proxy Statement is incorporated by reference in, or considered to be part of, this Proxy Statement.

Code of Conduct

The Company’s Board of Directors also has adopted the United Stationers Inc. Code of Business Conduct (the “Code of Conduct”). The Code of Conduct applies to all Directors, officers and employees, and covers topics such as compliance with laws and regulations, proper use of the Company’s assets, treatment of confidential information, ethical handling of actual or apparent conflicts of interest, accurate and timely public disclosures, prompt internal reporting of violations and accountability for adherence to its guidelines. A copy of the Code of Conduct is included under “Corporate Governance” as part of the “Investors” section available through the Company’s website at http://www.unitedstationers.com.

Board Independence

The Company’s Board of Directors has affirmatively determined that all of its members and the nominees, other than Mr. Phipps, the Company’s current President and Chief Executive Officer, are independent within the meaning of the Company’s independence standards set forth in its Governance Principles. The Company’s Governance Principles incorporate the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), and reflect the Board’s policy that a substantial majority of the Directors who serve on the Company’s Board should be independent Directors. Indeed, for a number of years, a substantial majority of the Company’s Board of Directors has been comprised of independent Directors.

In determining that Mr. Taylor is independent, the Board considered that Mr. Taylor and his spouse are owners of Taylor Made Business Solutions (“TMBS”), where his spouse also serves as the Chief Executive Officer, and that TMBS purchased $40,027 of products and services from United Stationers Supply Co. (“USSC”), a wholly-owned subsidiary of the Company, during 2013. The amount of purchases was less than 5% of gross revenues of USSC. The Board concluded that such transactions constituted an insignificant percentage of TMBS’ purchases and the Company’s sales, that Mr. Taylor had no direct involvement in such transactions and that such transactions, therefore, did not affect Mr. Taylor’s independence. Based on the same information and the representations from the Company’s management that such transactions were in the ordinary course of business at the same prices and on the same terms as are available to customers of the Company generally, the Audit Committee of the Board concluded that such transactions were exempt under the Company’s related person transaction approval policy. The Governance Committee also reviewed the relationship and determined that there is no conflict with the Company’s Corporate Governance Principles, and that the relationship did not impair Mr. Taylor’s independence.

Board Leadership Structure

The Company’s Bylaws call for the Chairman of the Board to be elected by the Board from among its members and to have the powers and duties customarily associated with the position of a non-executive Chairman. Consistent with the Company’s Corporate Governance Principles, the Board expects that in most circumstances the only member of the Company’s management who would be invited to serve on the Board would be the Company’s chief executive officer. However, the Company’s Bylaws also provide that, while the Chairman may hold an officer position, under no circumstances may the Chairman also serve as the President or Chief Executive Officer of the Company. The Chairman of the Board normally will serve as the Company’s lead independent Director and chairs executive sessions of the Board. Charles K. Crovitz has served as the Company’s independent Chairman since December 2011.

These principles are further enhanced in the Company’s Corporate Governance Principles which assist the Board in the exercise of its responsibilities and in serving the best interests of the Company and its stockholders. This structure is intended to serve as a framework within which the Board may conduct its business in accordance with applicable laws, regulations and other corporate governance requirements.

Board Diversity

The Governance Committee is responsible for evaluating potential candidates for Board membership. In its evaluation process, the Committee considers such factors as the experience, perspective, background, skill sets, race, and gender makeup of the current Board as well as candidate’s individual qualities in these areas. The Committee does not have a separate policy on diversity. However, pursuant to the Company’s Corporate Governance Principles, diversity is one of the criteria to be positively considered for board membership. For this purpose, the Committee considers diversity broadly as set forth above. The Governance Committee believes our directors represent a diverse base of experience, skills, perspectives and thought processes.

The Board’s Role in Risk Management

The Board of Directors takes an active role in risk oversight of the Company both as a full Board and through its Committees.

Strategic risk, which is risk related to the Company properly defining and achieving its high-level goals and mission, as well as operating risk, which is risk relating to the effective and efficient use of resources and pursuit of opportunities, are regularly monitored by the full Board through the Board’s regular and consistent review of the Company’s operating performance and strategic plan. For example, at each of the Board’s five regularly scheduled meetings throughout the year, management provides to the Board presentations on the Company’s various business units as well as the Company’s performance as a whole. In addition, the Board discusses risks related to the Company’s business strategy at the Board’s strategic planning meetings every year in July and October and at other meetings as appropriate. Similarly, significant transactions, such as acquisitions and financings, are brought to the Board and Finance Committee for approval.

Reporting risk and compliance risk are primarily overseen by the Audit Committee. Reporting risk relates to the reliability of the Company’s financial reporting, and compliance risk relates to the Company’s compliance with applicable laws and regulations. The Audit Committee meets at least four times per year and, pursuant to its charter and established processes, receives input directly from management as well as the Company’s independent registered public accounting firm, Ernst & Young LLP, regarding the Company’s financial reporting process, internal controls and public filings. The Company’s internal audit function leads an annual risk assessment to refresh its ongoing risk-based work plan which includes coverage of financial, operational and compliance risks, reporting results to the Audit Committee on a regular basis. The Company’s Disclosure Committee, Compliance Committee and Enterprise Risk Management Committee, each consisting of senior level staff from the legal, finance, human resources and information technology departments, as well as each business unit, meet regularly to address financial reporting, compliance issues and other enterprise-wide risks and identify any additional actions required to mitigate these risks. Each of these management committees reports its activities regularly to the Audit Committee. The Audit Committee also receives regular updates from the Company’s in-house attorneys regarding any Hotline reports, Code of Conduct issues or other legal compliance concerns. See “Board Committees — Audit Committee” below for further information on how the Audit Committee fulfills, and assists the Board of Directors’ oversight of, reporting and compliance risks.

Additionally, the Finance Committee, Technology Advisory Committee and Human Resources Committee each provides risk oversight and monitoring with respect to the Company’s capital structure and corporate finance, deployment of technology and structure of compensation programs, respectively. See the individual descriptions of these committees for further information regarding their roles.

Executive Sessions

Non-management Directors meet regularly in executive sessions without management. In accordance with the Company’s Governance Principles, executive sessions are held at least four times a year. The Company’s independent Chairman of the Board presides at such sessions.

Self-Evaluation

The Board and each of the Audit, Governance, Human Resources, Executive, Finance and Technology Advisory Committees conduct an annual self-evaluation, as contemplated by the Company’s Governance Principles and the charters of such Board committees. The Board also obtains peer evaluations of individual Director performance in the course of its self-evaluation process.

Board Meetings and Attendance

The Board of Directors held eight meetings during 2013. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board Committees on which he or she served.

Board Committees

General

The Board of Directors has established six standing committees — an Audit Committee, a Governance Committee, a Human Resources Committee, a Finance Committee, a Technology Advisory Committee and an Executive Committee. The Governance Committee serves as and performs the functions of a Board nominating committee. Each of the standing committees operates under a written charter adopted by the Board. The charters for the committees are included under “Corporate Governance” as part of the “Investors” section available through the Company’s website at http://www.unitedstationers.com.

The current membership and number of meetings held by each such standing committee during 2013 are as follows: (1)

Audit Committee — 10 meetings	Governance Committee — 5 meetings
Roy W. Haley — Chair	Jean S. Blackwell — Chair (2)
Jean S. Blackwell (2)	Charles K. Crovitz
Susan J. Riley	Stuart A. Taylor, II (2)

Human Resources Committee — 7 meetings	Executive Committee — 8 meetings
Robert B. Aiken — Chair	Charles K. Crovitz — Chair
Alexander M. Schmelkin	Robert B. Aiken, Jr.
Alex D. Zoghlin	P. Cody Phipps

Finance Committee — 6 meetings	Technology Advisory Committee — 5 meetings
Stuart A. Taylor — Chair	Alex D. Zoghlin — Chair
Roy W. Haley	Charles K. Crovitz
Susan J. Riley	Alexander M. Schmelkin

(1)	On May 15, 2013, Benson P. Shapiro retired from the Board of Directors.
(2)	On May 15, 2013, Jean S. Blackwell became Chair of the Governance Committee and a member of the Audit Committee, and Stuart A. Taylor, II became a member of the Governance Committee.

Audit Committee

The Board has determined that all of the above members of the Audit Committee are independent pursuant to NASDAQ’s current listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). No member of the Audit Committee received any compensation from the Company during 2013 other than for services as a member of the Board or one or more of its committees. The Board also has determined that all Audit Committee members are financially literate and have financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Roy W. Haley, Jean S. Blackwell and Susan J. Riley qualify as “audit committee financial experts” within the meaning of applicable SEC regulations.

The principle functions of the Audit Committee involve assisting the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accounting firm; (4) performance of the internal audit function; and (5) the Company’s enterprise risk management, legal, regulatory and ethical compliance programs. The Audit Committee’s ten meetings during 2013 included reviews with management and the Company’s independent registered public accounting firm regarding the Company’s financial statements before their inclusion in the Company’s annual and quarterly reports filed with the SEC. For additional information, see “Report of the Audit Committee.”

The Audit Committee operates under a written charter most recently amended as of July 12, 2011. The charter was last reviewed by the Committee in July 2013. The charter is included under “Corporate Governance” as part of the “Investors” section available through our website at http://www.unitedstationers.com.

Governance Committee

The Governance Committee evaluates corporate governance principles and makes recommendations to the full Board regarding governance matters, including evaluating and recommending Director compensation, overseeing the evaluation by the Board of Directors of the performance of the Company’s Chief Executive Officer and the Board and reviewing succession planning with respect to the Chief Executive Officer. The Company’s Board has determined that all of the members of the Governance Committee are independent pursuant to current NASDAQ listing standards. In performing the functions of a nominating committee, the Governance Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of Director candidates, including any candidates that may be recommended by Company stockholders.

The Governance Committee operates under a written charter most recently amended as of December 10, 2013. The charter was last reviewed by the Committee in December 2013. The charter is included under “Corporate Governance” as part of the “Investors” section available through our website at http://www.unitedstationers.com.

Human Resources Committee

The Human Resources Committee of the Board of Directors generally acts as a Board compensation committee. It reviews and approves or makes recommendations to the Board of Directors with respect to compensation, employment agreements and benefits applicable to executive officers. The Human Resources Committee also oversees the development and administration of compensation and benefits.

The Human Resources Committee operates under a written charter most recently amended as of February 18, 2014. The charter was last reviewed by the Committee in February 2014. The charter is included under “Corporate Governance” as part of the “Investors” section available through our website at http://www.unitedstationers.com.

The agendas, meetings and calendar are developed and set by the Chair of the Human Resources Committee with input from the Human Resources Department and the Chief Executive Officer. The Chairman, Chief Executive Officer, other members of management and outside advisors may be invited to attend all or a portion of a Human Resources Committee meeting, other than an executive session of the Human Resources Committee members, depending on the nature of the agenda items. Neither the Chief Executive Officer nor any other member of management votes on items before the Human Resources Committee; however, the Human Resources Committee and the Board of Directors solicit the views of the Chief Executive Officer on compensation matters, including the compensation of our executive officers.

Among its executive compensation oversight responsibilities, the Human Resources Committee approves the base salaries, annual incentive compensation targets, benefits and perquisites of our executive officers, other than the Chief Executive Officer. In the case of the compensation for the Chief Executive Officer, the Human Resources Committee makes a recommendation to the full Board of Directors for approval. The Human Resources Committee generally oversees the development and administration of our compensation and benefits plans, programs and practices, and reviews and makes determinations based on applicable data and analysis. Recommendations are made by the Committee to the Board on overall compensation and benefits objectives. With respect to our annual incentive programs, the Human Resources Committee approves performance targets under our Amended and Restated 2004 Long-Term Incentive Plan or criteria applicable to other executive officer bonuses and reviews attainment of such targets or satisfaction of other relevant criteria. The Human Resources Committee also administers and approves equity grants to our executive officers under our Amended and Restated 2004 Long-Term Incentive Plan. The Committee also advises and consults with the Governance Committee and the Board on non-employee director compensation.

In 2013, at the request of the Board, management conducted a risk analysis of compensation policies and practices. The Human Resources Committee received a report from management regarding its analysis of whether the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to incent employees to take excessive risks or other actions inconsistent with Company policy that would result in a material adverse effect on the Company. Management identified all compensation policies and practices, analyzed whether they might motivate employees to take inappropriate risks and also considered internal controls that mitigate any such risks. After completion of this analysis, management reported to the Committee its conclusion that none of the Company’s compensation policies and practices is reasonably likely to incent employees to take excessive risks that would result in a material adverse effect on the Company, and the Committee concurred with management.

The Human Resources Committee may establish its own procedural rules except as otherwise prescribed by the Company’s Bylaws, applicable law or the NASDAQ listing standards. The Human Resources Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resources Committee, subject to such terms and conditions (including required reporting back to the full Committee) as the Human Resources Committee may prescribe.

The Human Resources Committee has the authority to retain directly (and terminate the engagement of) any outside compensation consultants, outside counsel or other advisors that the Human Resources Committee in its discretion deems appropriate to assist it in the performance of its functions, with the sole authority to approve related retention terms and fees for any such advisors. We will provide for appropriate funding, as determined by the Human Resources Committee, for payment of compensation to such outside advisors the Human Resources Committee retains.

The Human Resources Committee engaged the services of an independent consultant, Meridian Compensation Partners, LLC (“Meridian”). Meridian provided the Human Resources and Governance Committees with updates on compensation trends and regulatory developments, advice on proxy disclosures with regard to compensation matters and other assistance in related items as requested by the Committees, including review of various materials prepared for the Committees by management. In completing its work, Meridian was engaged directly on behalf of the Committees, did no other work for the Company or any of its senior executives, and had no other ties to the Company.

The Human Resources Committee has assessed the independence of Meridian pursuant to the rules of the U.S. Securities and Exchange Commission and NASDAQ and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Human Resources Committee.

For additional information, see “Executive Compensation — Compensation Discussion and Analysis — Use of Consultants.”

Executive Committee

The Executive Committee has the authority to act upon any corporate matters that require Board approval, except where Delaware law requires action by the full Board or where the matter is required to be approved by a committee of independent Directors in accordance with applicable regulatory requirements.

Finance Committee

The purpose of the Finance Committee is to review and provide guidance to the Company’s Board of Directors and management with respect to: (1) the Company’s present and future capital structure requirements and opportunities; (2) plans, strategies, policies, proposals and transactions related to corporate finance; (3) potential acquisitions and divestitures; and (4) to assess Company financial risk management activities and plans.

Technology Advisory Committee

The purpose of the Technology Advisory Committee is to assist the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) assessment and management of the Company’s portfolio of information technology (“IT”) assets and systems; (2) promotion of an effective, efficient, scalable, flexible, secure and reliable IT infrastructure that enables the Company to execute against goals and plans to achieve business success, positions the Company for competitive advantage and enhances the Company’s interactions with all of its customers; (3) consideration of the impact of emerging IT developments that may affect the Company’s IT systems or business;

(4) evaluation and oversight of the Company’s eBusiness strategy and technology-based marketing efforts; and (5) alignment of the Company’s IT strategic direction, investment needs and priorities with its overall business visions, goals and strategies and to consider the Company’s enterprise risk mitigation activities.

Consideration of Director Nominees

The Governance Committee periodically assesses the Board’s size and composition and whether there may be any near-term vacancies on the Board due to retirement or otherwise. The Governance Committee uses a variety of methods to identify and evaluate potential Director nominees when the need for a new or additional Director is identified. It may seek or receive candidate recommendations from other Board members, members of the Company’s senior management, stockholders or other persons. In addition, if and when it deems appropriate, the Governance Committee may retain an independent executive search firm to assist it in identifying potential Director candidates. Any such candidates may be evaluated at regular or special meetings of the Governance Committee and the Governance Committee may solicit input from other Directors.

In evaluating any identified or submitted candidates for the Board, the Governance Committee seeks to achieve a balance of knowledge, skills, experience and capability on the Board and to address the Board membership criteria set forth in the Company’s Governance Principles. In addition, the Governance Committee believes that candidates must have high personal and professional ethics and integrity, with values compatible with those of the Company; broad and substantial experience at a senior managerial or policy-making level as a basis for contributing wisdom and practical insights; the ability to make significant contributions to the Company’s success; and sufficient time to devote to their duties as a Director. In addition, the Governance Committee believes it is important that each Director represent the interests of all stockholders.

The Governance Committee’s policy is to consider properly submitted stockholder nominations for Director candidates in the same manner as a committee-recommended nominee. To recommend any qualified candidate for consideration by the Governance Committee, a stockholder should submit a supporting written statement to the Company’s Secretary at United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015-2559 in accordance with the procedures described later in this Proxy Statement under the heading “Stockholder Proposals”. This written statement must contain: (i) as to each nominee, his or her name and all such other information as would be required to be disclosed in a proxy statement with respect to the election of such person as a Director pursuant to the Exchange Act; (ii) the name and address of the stockholder providing such recommendation, a representation that the stockholder is the record owner of shares entitled to vote at the meeting, the number of shares owned, the period of such ownership and a representation that the stockholder intends to appear in person or by proxy to nominate the person specified in the statement; (iii) whether the nominee meets the objective criteria for independence of directors under applicable NASDAQ listing standards and the Company’s Governance Principles; (iv) a description of all arrangements or understandings, and any relationships, between the stockholder and the nominee or any other person or persons (naming such person(s)) pursuant to which the nomination is to be made by the stockholder; and (v) the written consent of each nominee to serve as a Director if so elected.

Communications with the Board and Annual Meeting Attendance

Any stockholder who desires to contact the Company’s Chairman of the Board, who serves as its lead independent Director, or the other members of the Board of Directors may do so by writing to: Chairman of the Board, or Board of Directors, United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015-2559. All such written communications will be forwarded to and collected by the Company’s Secretary and delivered in the form received to the Chairman of the Board or, if so addressed or deemed appropriate based on the facts and circumstances outlined in the communication, to another member of the Board or a chair of one of its standing committees. However, unsolicited advertisements, invitations or promotional materials may not be forwarded to Directors, in the discretion of the Secretary.

Directors are encouraged to attend annual meetings of the Company’s stockholders. All of the Company’s Directors then serving on the Board of Directors attended the 2013 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the background and objectives of our compensation programs for certain individuals who served as executive officers in fiscal 2013 and the material elements of the compensation of each of the executive officers identified in the following table, to whom we refer as our named executive officers:

Name	Title
P. Cody Phipps	President and Chief Executive Officer
Todd A. Shelton	Senior Vice President and Chief Financial Officer
Timothy P. Connolly	President, Business Transformation and Supply Chain
Richard D. Phillips	President, On-Line and New Channels
Eric A. Blanchard	Senior Vice President, General Counsel & Secretary
Fareed A. Khan*	Former Senior Vice President and Chief Financial Officer

*	On August 16, 2013, Mr. Khan tendered his resignation to the Company and his employment terminated on September 6, 2013.

Executive Summary

The primary elements of our compensation program are base salary, annual cash incentive awards and long-term equity incentive awards. We review our compensation programs annually and make changes as appropriate to further align our executive compensation structure with our stockholders’ interests and current market practices. We target base salary at the 50th percentile for comparable positions at companies in our peer group and general industry. When we deliver targeted financial results, our programs are generally designed to provide total compensation (including base salary, annual cash incentive awards, equity awards and other compensation) at about the 50th percentile of our peer group and general industry. We seek to pay our executives fairly while challenging them to achieve incentive performance targets that exceed industry performance expectations. In 2013, target incentive pay (annual cash incentive and equity awards) accounted for approximately 86% of the total pay opportunity of Mr. Phipps. The target incentive pay opportunity for our other named executive officers (other than Mr. Khan) averaged 73% of their total 2013 pay opportunity, consistent with the Human Resources Committee’s objective of promoting a “pay for performance” culture by putting a significant percentage of executives’ compensation at risk.

Impact of 2013 Business Results on Compensation Levels

While we delivered record financial performance in 2013 in the face of a challenging economic and industry environment, this performance was below our internal performance goals. Consequently, the actual payouts under our annual cash incentive plan were below the target payouts. In 2013, our Adjusted Net Income grew 13% compared to 2012, our Adjusted Cost Factor declined by 11 basis points, and our Adjusted Working Capital Efficiency declined 94 basis points. (See “— Elements of Compensation — Annual Cash Incentive Awards” for definitions of Adjusted Net Income, Adjusted Cost Factor and Adjusted Working Capital Efficiency.) Our diluted earnings per share grew 12%, and we generated cash flow of approximately $75 million from operations.

The charts below illustrate the relationship between our financial performance during the past three years, as reflected by diluted earnings per share and economic profit, and our CEO’s 2013 compensation.

*

This table shows compensation earned in 2013. During 2013, Mr. Phipps and our other named executive officers were granted stock options. These options will not vest until 2016 and accordingly the value of Mr. Phipps’ 2013 stock option award is not reflected in this table. For information about stock options granted to Mr. Phipps and other executive officers, see “Executive Compensation — Elements of Compensation — Long-Term Equity Incentive Awards — 2013 Special One-Time Stock Option Awards” and “Executive Compensation — Summary Compensation Table.”

**

Target Value of restricted stock units (“RSUs”) is equal to the number of RSUs scheduled to vest in 2014, assuming target level of cumulative economic profit performance under the RSUs granted March 1, 2011, March 1, 2012 and March 1, 2013, for the one, two, or three-year period (as applicable) ending December 31, 2013, times the closing price of the Company’s common stock on the applicable grant dates. Earned Value of RSUs is equal to the number of RSUs that vested in 2014 based on the cumulative economic profit for the periods ending December 31, 2013 times the closing price of the Company’s common stock on the day before the vesting date.

***

Target Value of restricted stock is equal to the number of shares of restricted stock scheduled to vest in 2013 times the closing price of the Company’s common stock on the grant dates. Earned Value of restricted stock is equal to the number of shares of restricted stock that vested in 2013 times the closing price of the Company’s common stock on the day before the vesting dates.

2013 Key Compensation Decisions and Results

The Human Resources Committee took into consideration several factors to determine 2013 compensation levels for our named executive officers, including our financial and business results, individual performance and comparative compensation information. Key compensation decisions and results in 2013 included the following:

•

The Human Resource Committee approved increases to Mr. Shelton’s annual salary, annual cash incentive target and long-term equity incentive compensation based on his new role as Chief Financial Officer and approved increases in Mr. Connolly’s annual salary and Mr. Blanchard’s target annual cash incentive, in each case based on an assessment of individual performance and comparative compensation information. The salaries of Mr. Phipps, Mr. Khan, and Mr. Blanchard were kept at their 2012 levels, consistent with the Human Resources Committee’s desire to transition senior executives’ pay mix over time to a higher proportion of performance-based incentive compensation. Mr. Phillips’ salary, which the Committee approved prior to his joining the Company in January 2013, was not increased during 2013.

•

We achieved 126% of our Adjusted Net Income goal under our 2013 Management Cash Incentive Plan (“MIP”), 58% of our Adjusted Cost Factor goal, and 0% of our Adjusted Working Capital Efficiency goal, resulting in a payout of 90% of target before adjustment for individual performance, as described in more detail under “— Elements of Compensation — Annual Cash Incentive Awards” below.

•

We achieved cumulative economic profit of $49.1 million, $37.7 million and $23.9 million for the three-, two- and one-year periods ended December 31, 2013. Based on this performance, approximately 17%, 62%, and 104% of the number of shares targeted to vest by March 1, 2014 under the restricted stock unit awards issued in March 2011, 2012, and 2013, respectively, actually vested on or before March 1, 2014.

•

The Human Resources Committee granted annual equity incentives to our named executive officers, consistent with our compensation philosophy and an assessment of individual performance and expected future contributions.

Compensation Governance Practices

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We evaluate annually the major risks to our business, including how risks taken by management could impact the value of executive compensation. The changes we made to our compensation program in 2013 build upon our solid compensation governance framework and pay for performance philosophy, which are demonstrated by the following governance practices:

Practices We Employ	Practices We Avoid

•  Pay is closely linked to performance and targeted at the 50th percentile

•  Performance metrics are tied to value creation for stockholders

•  Executives are subject to stock ownership guidelines consistent with market practices

•  Incentive compensation “clawback” policy

•  Change-in-Control (“CIC”) severance requires a double trigger

•  Our Human Resources Committee is comprised entirely of independent Directors

•  Our Committee engages an independent consultant

•  Our Committee regularly meets in executive session without management present

•  Supplemental Executive Retirement Plan (SERP) benefits are not provided

•  Options are not back-dated or repriced

•  Perquisites are not provided other than a modest cash allowance and enhanced insurance benefits

•  Hedging and short sales are not permitted

•  Dividends and dividend equivalents are not provided on unearned performance awards

•  Incentive program designs do not encourage excessive risk taking

•  Excise tax gross-ups were eliminated for all new executives after December 31, 2010

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to attract talented executives, to reward them fairly for their contributions to the Company, and to retain those individuals who perform at or above our expectations. In addition, our executive compensation program is intended to support our strategic objectives and align the interests of our executives and our stockholders. Our executive compensation program consists of base salary, annual cash incentives, and long-term equity incentives, as well as benefits that are generally available to our salaried employees and limited perquisites. We believe that spreading compensation across three primary components — annual base salary, annual cash incentive that is tied to operating and financial performance, and long-term incentives that reward our executives based on our stock price performance — provides a desirable balance of fixed and at-risk compensation, balances short-term and long-term goals, aligns the interests of management and stockholders, and allows us to offer a compensation package that is competitive in the marketplace.

Competitive Analysis and Peer Group

The Company’s management has retained Aon Hewitt, a human resources consulting firm, to provide management with information and advice on executive compensation matters. Aon Hewitt has provided information, which management has validated and updated through additional sources, about the total compensation — including base salary, annual incentive compensation and long-term incentive compensation — paid to executives performing comparable jobs at a group of companies that are comparable to us in revenue, market capitalization and/or industry (collectively, the “Compensation Data”). The Company engages a compensation consulting firm to conduct a formal compensation benchmark study every other year, and the information from the most recent study completed by Aon Hewitt in October 2012 was used to recommend compensation changes for 2013. The Human Resources Committee has separately retained an independent consultant, Meridian Compensation Partners, LLC, to advise the Committee on compensation matters. For additional information about consulting services provided by Meridian Compensation Partners, LLC and Aon Hewitt, see “— Use of Consultants” below.

The Board of Directors reviewed the recommendations of management and selected the companies listed below for our 2013 comparator group. To determine what similar companies are paying for similar positions in the outside labor market, management has reviewed the Compensation Data relating to the comparator group.

Comparator Company	Revenue(1)	Type of Industry
Anixter International Inc.	$6,253,000,000	Communication products
Avery Dennison Corp.	$6,036,000,000	Labeling and packaging products
CDW Corporation	$10,128,000,000	Technology products
Fastenal Company	$3,134,000,000	Fasteners and other products
Genuine Parts Co.	$13,014,000,000	Auto parts
Insight Enterprises, Inc.	$5,301,000,000	Computer hardware and software
Newell Rubbermaid	$5,903,000,000	Commercial and household products
Office Depot, Inc.(2)	$17,000,000,000	Office products
Patterson Companies, Inc.	$3,637,000,000	Dental products
Pitney Bowes	$4,904,000,000	Provider of software, hardware and services
Pool Corporation	$1,954,000,000	Pools and related backyard products
Staples, Inc.	$24,380,000,000	Office products
Steelcase	$2,869,000,000	Workplace furnishings products
W.W. Grainger, Inc.	$8,950,000,000	Facilities maintenance and other products
WESCO International, Inc.	$6,579,000,000	Electrical products
Median Revenue of Comparator Companies	$6,036,000,000
United Stationers Inc.	$5,080,000,000

(1)	Most recent fiscal year reported by the comparator companies as of January 31, 2014.

(2)

Office Depot, Inc. and OfficeMax Incorporated merged on November 5, 2013, and the combined company will use the Office Depot, Inc. name. Combined revenue for the 12 months ending Sept. 28, 2013 was approximately $17 billion.

Due to the significant variances in revenue among the Company and the companies in our comparator group, regression analysis — a statistical technique for investigating and modeling the relationship between variables — is used to estimate the effect that revenue variances have on executive compensation and to adjust the Compensation Data for such variances among the companies. This adjusted data is used to create marketplace compensation profiles for our executives. Our total compensation mix is targeted at setting base salary at the 50th percentile of these marketplace compensation profiles and setting annual cash and long-term target incentives at about the 50th percentile. Our targets generally allow us to recruit, motivate, and retain the executive talent necessary to develop and execute our strategy. However, we may depart from these targets when appropriate based on the performance level of an individual, his or her unique contributions to the Company, market factors, or other considerations. The only significant departure we made from these targets for the named executive officers in 2013 was for Mr. Phillips, who joined the Company in January 2013 to fill a newly-created executive-level position. The benchmark data did not align with the broad responsibilities Mr. Phillips was hired to undertake and our view of the importance of the role to the Company. Accordingly, Mr. Phillips’ compensation was primarily based on our negotiations with him as we recruited him to leave his prior employer.

Performance Management

The Governance Committee of our Board of Directors oversees the annual evaluation of our President and Chief Executive Officer’s performance. The Human Resources Committee recommends to the Board, for its approval, adjustments to our President and Chief Executive Officer’s annual base salary, annual cash incentive award targets and long-term incentive targets. Our President and Chief Executive Officer annually reviews the performance of all other executive officers and makes recommendations to the Human Resources Committee, for its approval, with respect to their base salary adjustments and annual cash and long-term incentive targets. The Human Resources Committee approves the final base salary adjustments and incentive targets of the other named executive officers and exercises its discretion in modifying any recommended adjustments or incentive targets.

Elements of Compensation

The primary elements of executive compensation are base salary, annual cash incentive awards and long-term equity incentive awards under our Amended and Restated 2004 Long-Term Incentive Plan (“LTIP”). Taken together, we refer to these components as “total compensation.” Individual compensation packages and the mix of base salary, annual cash incentive awards and long-term equity incentive awards for each named executive officer vary depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance. The performance-based portion of total compensation generally increases as an executive’s level of responsibilities increases. The following table below is not to scale for any particular named executive officer.

The percentage ranges in the previous chart are based on annualized total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables. Annualized values for long-term equity compensation are based on the fair value at grant of awards annualized over the three-year vesting term. We use these annualized values because the Compensation Data obtained from Aon Hewitt is calculated in the same manner.

Base Salary

Base salaries are reviewed annually based on the following factors:

•	Job performance: The executive’s performance relative to the specific financial targets or business objectives for the job

•	Market factors: The market compensation profile for similar jobs and the need to attract qualified candidates for high-demand positions

•	Potential: The individual’s expected contribution to the Company’s future performance

•	Retention risk: The need to retain high performing and high potential executives

•	Internal value of the executive’s role: The relative importance of the job within the Company’s executive ranks based on the scope of responsibility and performance expectations

Upon Mr. Phipps’ promotion to President and Chief Executive Officer as of May 16, 2011, the Board approved a promotional increase in his base salary, which placed his salary below the median for Chief Executive Officers at comparable companies in recognition of the fact that this was a new position for Mr. Phipps. Mr. Phipps did not receive an annual salary increase in 2012 or 2013, consistent with the desire of the Human Resources Committee to transition his pay mix over time to a higher proportion of performance-based incentive compensation in order to promote a stronger pay for performance alignment with stockholder interests.

Based on the recommendation of Mr. Phipps, in 2013 the Human Resources Committee increased the base salary of Mr. Connolly by 6%, from $378,000 to $402,000. In making this salary evaluation, Mr. Phipps assessed Mr. Connolly’s responsibilities, job performance and contributions to overall business goals.

Consistent with its desire to transition senior executives’ pay mix over time to a higher proportion of performance-based incentive compensation, the Human Resources Committee kept the 2013 salaries of Mr. Khan and Mr. Blanchard at their 2012 levels. The Human Resources Committee also kept Mr. Shelton’s base salary at its 2012 level until his promotion to Chief Financial Officer, at which time the Human Resources Committee increased his salary from $415,000 to $440,000 in light of his new job responsibilities. Mr. Phipps did not recommend a change in Mr. Phillips’ base salary because Mr. Phillips’ employment commenced during 2013.

Annual Cash Incentive Awards

All of our named executive officers participate in the 2013 Management Incentive Plan (“MIP”), which promotes the Company’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash incentive awards for achieving Company performance goals. Each named executive officer’s annual cash incentive award target under the MIP is set as a percentage of his base salary, which is generally at about the median for annual cash incentives awarded to similar level positions based on the Compensation Data, subject to adjustment by the Human Resources Committee (or, in the case of Mr. Phipps’ award target, by the independent directors on the Board) to reflect the executive’s responsibilities, job performance and contribution to overall business goals. Each year, the Committee establishes target financial performance measures at levels that are consistent with our expectation that our long-term diluted earnings per share percentage growth rate will be in the mid-teens. The threshold, target and maximum levels of each performance measure are set each year with the following objectives: the relative difficulty of achieving each level is consistent from year to year; the target level is both challenging and achievable, reflects the midpoint of planned Company performance and generally exceeds industry performance expectations; the performance ranges within which minimum and maximum incentive payouts can be earned are consistent with the range of financial results within which performance is expected to occur; and a minimum payment is made to reward partial achievement of the targets and a maximum payment rewards attainment of an aggressive, but potentially achievable, level of performance.

Under the MIP, executives were eligible to receive annual cash bonuses based on the Company’s achievement of three performance measures: Adjusted Net Income, Adjusted Cost Factor, and Adjusted Working Capital Efficiency, all as defined below. We believe this mix of performance measures encourages employees to focus appropriately on the Company’s key financial and strategic objectives. The potential payout on each performance measure was 0% to 200% of the target award related to that measure, depending on whether our performance on that measure was below threshold (payout of 0%), between threshold and target (payout greater than 0% but less than 100%), between target and maximum (payout between 100% and 200%), or at or above maximum (payout of 200%).

The Human Resources Committee established the following threshold, target, and maximum performance measure levels during the first quarter of 2013, and the Committee certified the actual performance level and the following percentage of target payout for each of the 2013 MIP performance measures for the named executive officers:

2013 Performance Measures	Weight (%)	Threshold	Target	Maximum	Achievement %
Adjusted Net Income	60	$109,963,000	$129,369,000	$142,306,000	126
Adjusted Cost Factor	25	15.54%	15.05%	14.56%	58
Adjusted Working Capital Efficiency	15	15.14%	14.64%	14.14%	0
Total	100	N/A	N/A	N/A	90

At the beginning of 2013, the Human Resources Committee defined “net income” as net income as reported in our audited financial statements, “cost” as operating expenses plus cost components of gross margin covering occupancy, advertising materials, distress loss, net delivery freight and net advertising freight, and “working capital” as net assets less net liabilities. At that time the Committee also approved adjustments to the performance measures to eliminate the net impact of the events listed below on net income, cost as a percentage of net sales, and working capital as a percentage of net sales (as so adjusted, “Adjusted Net Income,” “Adjusted Cost Factor,” and “Adjusted Working Capital Efficiency,” respectively): write offs of previously capitalized costs from refinancing activities; the impact on financial results during the year of completion and the year following of any acquisitions or dispositions with revenue for the most recently completed fiscal year of more than $50 million, such impact to be as projected in the final financial valuation of the transaction and its impacts presented to the Board prior to the Board’s approval of the transaction; the effects on financial results of charitable contributions to the United Stationers Charitable Foundation; the effects of amounts accrued or paid related to prior period claims sold to Kemper Insurance; the expense associated with impairment of goodwill and other intangible assets; the interest expenses and any accrued interest associated with the cost of repurchases of USI stock or issuance of dividends; the effects of any termination of any interest rate swap agreement; changes in the carrying value within the Company’s Other Comprehensive Income of the assets and liabilities associates with pension plans and interest rate swap agreements; the effects of the termination, immunization, or changes in accounting principles of the Company pension plans, if any; the facility closure expenses, severance and related expenses associated with the first quarter 2013 actions to optimize the distribution network and reduce costs referred to and not in excess of the amount set forth in the Company’s Quarterly Report on Form 10-Q for the first quarter of 2013 as an adjustment to operating expenses and net income for such quarter.

The 2013 MIP payout to all the named executive officers as a group was 90% of target. For each named executive officer, 20% of the 90% payout was subject to a factor by the Human Resources Committee (or the independent members on the Board, in the case of Mr. Phipps), based on the Committee’s/Board’s assessment of the executive’s individual performance against specific individual performance targets. For outstanding performance, the executive’s total payout could have been increased by a maximum of 10%, from 90% of target to 99% of target. For unsatisfactory performance, the executive’s total payout could have been decreased as much as 20%, from 90% of target to 72% of target. The Human Resources Committee and, for Mr. Phipps, the Board assessed the achievements for each named executive officer against the performance goals and determined that the total payouts for Mr. Phipps, Mr. Connolly, Mr. Shelton, Mr. Phillips and Mr. Blanchard were 90%, 93%, 94%, 91% and 90% of target, respectively.

In order for the Company to receive an income tax deduction for MIP amounts payable to MIP participants who are “covered employees” for purposes of Code Section 162(m), the payouts to these individuals as calculated under the MIP are paid from a separate pool established under the stockholder-approved LTIP. The LTIP incentive pool for 2013 was an amount equal to 10% of 2013 earnings before interest and taxes, of which 36% was allocated to Mr. Phipps, 8% to Mr. Blanchard, 10% to each of the other named executive officers, and 8% to 10% to the other MIP participants who were eligible to participate in the LTIP incentive pool. The amounts allocated to these MIP participants under the LTIP incentive pool were subject to the annual payment limits under the LTIP. The Human Resources Committee had the authority to reduce, but not to increase, amounts allocated under the LTIP incentive pool. The Committee used its discretion to reduce the payouts to each participant covered by the LTIP incentive pool to equal the amounts determined based on the MIP performance measures discussed above and each named executive officer’s individual performance. For purposes of the LTIP incentive pool, the term “Earnings Before Interest and Taxes” was defined as the Company’s earnings before interest and taxes after eliminating “extraordinary items” as determined under U.S. generally accepted accounting principles (“GAAP”) and other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes that under GAAP would require separate presentation in the Company’s financial statements (as reported in the Company’s annual report for 2013).

The table below lists the 2013 target, maximum and actual cash incentive awards for the named executive officers:

Annual Cash Incentive Awards — 2013
	MIP Target			MIP Maximum(1)		MIP Payout (paid in March 2014)
Name	% of Base Salary		Amount ($)	% of MIP Target	Amount ($)	% of MIP Target	Amount ($)
P. Cody Phipps	110		825,000	220	1,815,000	90	745,740
Todd A. Shelton	65/70	(2)	282,500	220	621,500	94	264,775
Timothy P. Connolly	65/90	(3)	275,450	220	605,990	93	255,496
Richard D. Phillips(4)	50		171,875	220	378,125	91	155,745
Eric A. Blanchard	60		198,300	220	436,260	90	179,197

(1)

For 2013, the maximum possible cash payout to each of the named executive officers under the MIP was the amount shown in the “MIP Maximum” column of the table, consisting of 200% of each named executive officer’s MIP target plus up to 20% of that target, which the officer can receive based on the Human Resource Committee’s assessment of the executive’s 2013 performance (or, in the case of Mr. Phipps, the assessment made by the independent members of the Board). The Committee determined, in its discretion, that no additional amounts outside those under the MIP, as shown in the “MIP Payout” column of the table, were required to appropriately reward the executive officers for company or individual performance in 2013. The Committee reduced the maximum possible awards under the LTIP incentive pool to the amounts actually determined under the MIP based upon the achievement of the performance measures described in the discussion of our Annual Cash Incentive Awards and each named executive officer’s individual performance.

(2)	Mr. Shelton’s 2013 annual cash incentive target increased from 65% to 70% as a result of his promotion to CFO.

(3)	Mr. Connolly’s 2013 annual cash incentive target was increased from 65% to 90% in recognition of additional responsibilities taken on during 2013.

(4)	Mr. Phillips’ 2013 cash incentive payout was pro-rated based on the date his employment with the Company commenced.

The annual cash incentive award payout has been at or above the overall target level four times in the last ten years, but during that period we have never achieved the maximum performance level. The annual incentive payout percentage over the past ten years (excluding 2009 in which executive officers did not participate in the MIP) has averaged approximately 90% and ranged from approximately 23% to 164% of participants’ target award opportunity, as reflected in the following table:

Long-Term Equity Incentive Awards

The Committee may make long-term equity incentive awards to the Company’s executives, including the named executive officers. Executives participate in these programs based on their: (1) ability to make a significant contribution to the Company’s financial results, (2) level of responsibility, (3) performance and (4) leadership potential. Executive participation is determined by the Committee based on the recommendations of the CEO, rather than automatically based on title, position or salary level. The economic value of each named executive officer’s total LTIP awards is generally targeted at about the median value of equity awards to executives in similar positions based on comparator group and general industry compensation data, subject to adjustment by the Committee to reflect the foregoing factors, as well as the Company’s desire to retain executives.

Mix of Equity Incentive Awards

Our regular 2013 long-term equity compensation program consisted of two types of awards: performance-based RSU awards and restricted stock awards. The performance-based RSU awards are designed to promote achievement of the Company’s three-year financial plan, while the restricted stock awards are intended to support retention of our executives. Management and the Human Resources Committee regularly review the appropriateness of performance measures in the long-term incentive program. In addition to providing market-competitive compensation, this program allows us to recognize individuals who most directly drive our performance, to promote outstanding Company and individual performance, and to align the interests of Company executives with the interests of our stockholders.

The Board approved the following annual equity awards to Mr. Phipps, and the Human Resources Committee approved the following annual equity award grants to the other named executive officers, effective on the dates indicated:

•

March 1, 2013 performance-based RSU awards, approved in February 2013, were designed to provide a grant date value equal to 70% of the total 2013 LTIP economic value target approved for each named executive;

•	September 1, 2013 restricted stock awards, approved in July 2013, were designed to deliver 30% of the total 2013 LTIP economic value target approved for each named executive.

•

To convert the economic value of the performance-based RSU awards or restricted stock awards into the target number of RSUs or the number for restricted shares granted, respectively, the economic value of each award was divided by the closing price of our common stock on the effective date of the grant.

2013 Performance-Based RSU Awards

The March 1, 2013 performance-based RSU awards vest in three annual increments targeted at 1/3 of the number of units granted, but ranging from -

•	0 to 67% of the number of units granted based on the Company’s achievement of economic profit within a projected range for 2013;

•	0 to 133% of the number of units granted (less any previously-vested units) based on the Company’s achievement of cumulative economic profit within a projected range for the years 2013 and 2014; and

•	0 to 200% of the number of units granted (less any previously-vested units) based on the Company’s achievement of cumulative economic profit within a projected range for the years 2013 through 2015.

The economic profit performance target for the March 1, 2013 RSU award reflected the midpoint of planned Company performance, which exceeded industry performance expectations. The Human Resources Committee selected economic profit as the sole performance measure for our 2013 RSU awards. The Committee believes that economic profit aligns closely with the creation of stockholder value over time, as it reflects the long-term return of investments over and above the Company’s cost of capital. Management uses economic profit as an important factor in its decision-making process as it reviews capital expenditures, acquisitions and other investments in the business. However, as shown in the chart below entitled “Company’s Cumulative Economic Profit Goals and Corresponding Performance Factors During the Performance Periods Indicated”, our RSU awards have vested at levels below target as we did not achieve the cumulative economic profit goal targets set in the past three years. (See “— Determination of Performance-Based Restricted Stock Units Earned in 2013.”)

For purposes of the RSU awards, the Human Resources Committee defined economic profit as after-tax EBIT, after applying a capital charge based on the Company’s long-term weighted average cost of capital. Total capital used to calculate the capital charge included all assets and liabilities except cash and debt (including securitized accounts receivable). Both after-tax earnings and total capital were also adjusted to remove the impact of certain other pre-determined items in calculating the economic profit as defined in each respective award.

2013 Restricted Stock Awards

The restricted stock grants awarded September 1, 2013 vest in three substantially equal annual increments, except that if the aggregate adjusted diluted earnings per share of the Company for the four quarters preceding a vesting date do not exceed $0.50, the restricted stock scheduled to vest on that date will be forfeited. (The $0.50 earnings per share requirement is designed to provide tax deductibility as described below. See “— Corporate Governance — Tax Deductibility.”)

2013 Special One-Time Stock Option Awards

In addition to the annual RSU and restricted stock awards, in February 2013 the Human Resources Committee approved special, one-time stock option awards to key senior executives. The stock options, which were issued on April 1, 2013, provide executives with an additional long-term equity stake as we implement our long-term strategic plan, creating further alignment between executives and stockholders. The options cliff vest on April 1, 2016 and are exercisable until April 1, 2023. The exercise price of the options is $38.69 (the closing price on the grant date). In addition to aligning incentives around value creation, the option awards enhance our ability to retain key leaders necessary to successfully implement our long-term strategy.

The stock options were designed to provide economic value equal to 100% of the 2013 LTIP economic value target approved for each named executive officer. To convert the economic value of the stock option awards into the number of shares issuable upon exercise of the stock options, the economic value of each award was divided by the Black Scholes value of the award on the date of grant. The 2013 option awards were a special grant to re-enforce the alignment between corporate strategy and long-term value creation. The Committee does not intend to repeat this level of award annually.

Determination of Performance-Based Restricted Stock Units Earned in 2013

The charts below show the number of performance-based restricted stock units earned in 2013 based on the indicated performance against target goals.

Company’s Cumulative Economic Profit Goals and Corresponding Performance Factors

During the Performance Periods Indicated

2011 RSU Awards ($ million)	1 Year Period Ended December 31, 2011		2 Year Period Ended December 31, 2012		3 Year Period Ended December 31, 2013
	EP Goal ($)	Perf. Factor (%)	EP Goal ($)	Perf. Factor (%)	EP Goal ($)	Perf. Factor (%)
Maximum	31M	150	67M	150	108M	150
Target	25M	100	54M	100	87M	100
Threshold	18M	0	25M	0	54M	0
Actual	15M	0	32M	25	49M	0

2012 RSU Awards ($ million)	1 Year Period Ended December 31, 2012		2 Year Period Ended December 31, 2013
	EP Goal ($)	Perf. Factor (%)	EP Goal ($)	Perf. Factor (%)
Maximum	28M	150	59M	150
Target	22M	100	48M	100
Threshold	15M	0	22M	0
Actual	21M	83	38M	62

2013 RSU Awards ($ million)	1 Year Period Ended December 31, 2013
	EP Goal ($)	Perf. Factor (%)
Maximum	35M	200
Target	23M	100
Threshold	12M	0
Actual	24M	104

Based on the Company’s cumulative economic profit for the three-, two- and one-year periods ended December 31, 2013, the percentages of the total number of shares targeted to vest for such periods that actually vested on or before March 1, 2014 under the RSU award agreements issued to each named executive officer in March 2011, 2012 and 2013, were 0%, 62% and 104%, respectively.

The number of RSU awards earned by each executive as of any Scheduled Vesting Date was calculated using the following formula:

(Performance Factor x Cumulative Unit Percentage x Number of RSUs Awarded) – Number of Previously Earned RSUs

The Performance Factor for each Scheduled Vesting Date was derived from the table above based on the Company’s cumulative economic profit through the applicable Scheduled Vesting Date. If the Company’s cumulative economic profit as of a Scheduled Vesting Date was between two amounts shown in the table, the corresponding Performance

Factor was determined by linear interpolation between the two relevant Performance Factors in the table. The Cumulative Unit Percentages as of the Scheduled Vesting Date for the performance periods ended December 31, 2013 under the 2011, 2012 and 2013 RSU awards were 100%, 66 2/3% and 33 1/3%, respectively. The Number of RSUs Awarded was the number of RSUs granted to the applicable executive by the Company. The Number of Previously Earned RSUs was the number of RSUs that had been earned on prior Scheduled Vesting Dates.

Under the formula for determining the number of RSUs earned as of each Scheduled Vesting Date, no RSUs would be earned if the economic profit as of the Scheduled Vesting Date was equal to or less than the Threshold amount specified in the table. For the 2011 and 2012 RSU Grants, up to 50% of the RSUs awarded to an executive could be earned if the economic profit as of the first Scheduled Vesting Date was at or above the Maximum amount specified in the table, up to 100% of the RSUs could be earned if the cumulative economic profit as of the second Scheduled Vesting Date was at or above the Maximum amount specified in the table, and up to 150% of the RSUs could be earned if the cumulative economic profit as of the third Scheduled Vesting Date was at or above the Maximum amount specified in the table. For the 2013 RSU Grant, up to 66.67% of the RSUs awarded to an executive could be earned if the economic profit as of the first Scheduled Vesting Date was at or above the Maximum amount specified in the table, up to 133.33% of the RSUs could be earned if the cumulative economic profit as of the second Scheduled Vesting Date was at or above the Maximum amount specified in the table, and up to 200% of the RSUs could be earned if the cumulative economic profit as of the third Scheduled Vesting Date was at or above the Maximum amount specified in the table.

Perquisites and Other Benefits

We provide cash allowances in lieu of separate perquisite programs such as auto allowances, financial planning reimbursements, physical examination reimbursements, and supplemental liability insurance. Based on the Compensation Data, the independent directors on the Board approve the perquisite allowance for Mr. Phipps and the Human Resource Committee approves the perquisite allowances for the other named executive officers.

Other executive benefits include:

•	Group life insurance and accidental death and dismemberment insurance equal to 2 1/2 times the executive’s base salary, up to a maximum benefit of $1.2 million.

•	$200,000 of business travel insurance.

Our executives are eligible to participate in all of our other employee benefit plans, such as medical, dental, vision, long-term disability and 401(k) plan. Executives hired prior to January 1, 2008 are also eligible to receive a pension benefit from our frozen pension plan. See “Executive Compensation – Retirement Benefits.” We believe these benefits support our goal of attracting and retaining key executive talent, as well as promote the health, well-being, and financial security of our executives.

Severance Benefits

We have entered into employment agreements with each of the named executive officers which provide for severance benefits in the event of termination by the Company without cause or by the executive for good reason. These benefits are intended to attract and retain executives and to facilitate an orderly transition upon certain terminations. See “Executive Compensation – Employment Contracts and Employment Termination and Change of Control Arrangements.” The named executive officers’ benefits in the event of a change of control have a “double trigger,” meaning the executives are not automatically entitled to any benefits upon a change of control. Rather, they are entitled to receive severance following a change of control only if, within the period of time specified in their respective employment contracts, their employment is terminated by the Company without cause or by the executive for good reason. Change of control severance benefits help to maintain the named executive officers’ objectivity in decision-making on potential corporate transactions and provide another vehicle to align the interests of the named executive officers with the interests of our stockholders. The use of a double-trigger for the payment of change of control severance benefits encourages executives to remain with us through the closing of a change of control transaction, providing stability at a critical time.

Total Compensation

Based on its evaluation of the factors listed above — including base salaries and annual and long-term incentive compensation at comparator companies; each named executive officer’s individual responsibilities, job performance and contribution to achievement of business objectives; alignment of executives’ and stockholders’ interests; and attracting, motivating and retaining executive talent — the Human Resources Committee believes the amounts paid to each named executive officer and the targets established for each named executive officer for 2013 were appropriate.

CEO and Named Executive Officer Targeted Pay Mix

The mix of pay between fixed and variable compensation and the portion of variable compensation linked to the value of Company common stock is consistent with the Human Resources Committee’s objective of promoting a “pay for performance” culture by putting a significant percentage of executives’ compensation at risk. As reflected in the following table, 2013 target incentive compensation (annual cash bonus and equity awards) accounted for approximately 86% of the total compensation of Mr. Phipps and 73% of the average total compensation of our other named executive officers.

Say on Pay Advisory Vote

Last year at the 2013 Annual Meeting, our stockholders provided an advisory vote on executive compensation. The stockholders voted to approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in the proxy statement for that meeting. Our executive compensation was approved by approximately 98% of the shares voted. The Human Resources Committee viewed the results of this vote as a strong expression of our stockholders’ general satisfaction with our current executive compensation programs. The Committee considered this strong stockholder support in determining to continue the general philosophy, design and elements of the Company’s executive compensation programs for fiscal 2014. The Committee’s decisions regarding incremental changes in individual compensation were made in consideration of the factors described elsewhere in this Compensation Discussion and Analysis.

2014 Compensation Program

The Committee approved the following aspects of the 2014 compensation program for executive officers:

•

No annual salary adjustments for named executive officers, as the Human Resources Committee determined that maintaining competitive total compensation through increases in incentive awards, particularly long-term equity awards, rather than base salary adjustments, will better promote a pay for performance culture aligned with stockholder interests;

•

Annual cash incentive awards reflecting individual incentive targets, performance objectives and other design features generally consistent with those provided in the 2013 MIP and the LTIP incentive pool;

•

March 15, 2014 RSU awards designed to deliver 70% of the 2014 annual LTIP economic value target approved for each executive and having terms generally the same as those set forth in the March 1, 2013 grant, each such award to vest annually up to two-thirds of the target units (with a maximum payout of 200% of the target units) to the extent earned based on the Company’s cumulative net income during the 3-year performance period beginning January 1, 2014; and

•	In recognition of additional responsibilities taken on by Mr. Connolly, the Committee awarded him a cash bonus and a special grant of restricted stock.

The formal compensation benchmark study, which is conducted every other year by Aon Hewitt, will occur in October 2014, to be used as the basis for recommended compensation changes for 2015, if any.

The Human Resources also took the following actions in February 2014:

•

Adopted a “clawback policy” applicable to all executive officers that allows the Company to recoup incentive compensation previously paid if there is a restatement of financial statements or if an executive commits fraud or engages in other misconduct. The Committee adopted the clawback policy in anticipation of the U.S. Securities and Exchange Commission adopting rules directing the NASDAQ Stock Market to issue listing requirements that would implement the incentive-based compensation recovery requirements set forth in the Securities Exchange Act of 1934, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Company intends to make any changes to the clawback policy that are required in order for the policy to comply with the listing requirements adopted by Nasdaq.

•

Adopted an executive severance plan, which the Company intends to use in lieu of employment agreements for certain executives hired in the future. The executive severance plan provides severance benefits that are generally comparable to the benefits described above under “— Elements of Compensation — Severance Benefits.”

•

Determined that, commencing in February 2017, the value of unvested performance-based restricted stock units will not be included in determining whether executives have achieved the stock ownership targets under the ownership guidelines adopted by the Board of Directors.

Corporate Governance Matters

Stock Ownership Guidelines

The Company and its stockholders are best served by managing the business with a long-term perspective while delivering strong annual results. Stock ownership is an important tool to strengthen the alignment of interests of stockholders, Directors, and executive officers. Accordingly, in 2007 the Board of Directors adopted stock ownership guidelines for Directors and for all executive officers. The guidelines, as amended and approved in 2010 after a review of peer practices, specify that each Director and executive officer should retain 100 percent of any shares of Company common stock acquired through equity-based grants made by the Company after May 1, 2004 under our incentive plans, until he or she attains and continues to maintain stock, restricted stock, restricted stock units and vested stock option ownership having a value equal to at least the multiple of cash retainer or annual base salary set forth in the table below. As of December 31, 2013, except for Mr. Phillips, who joined the Company in 2013, all of the current Directors and named executive officers had attained such ownership. All Directors and executive officers complied with the retention aspects of the stock ownership guidelines in 2013.

Name	Salary Multiple
Directors	Five x annual cash retainer
P. Cody Phipps	Five x base salary
Todd A. Shelton	Three x base salary
Timothy P. Connolly	Three x base salary
Richard D. Phillips	One x base salary
Eric A. Blanchard	One x base salary

The value of all of the following types of Company stock, stock units or stock options owned by or granted to the participant qualifies toward the participant’s attainment of the target multiple of pay:

•	Vested and unvested restricted stock/stock units

•	Shares owned outright/shares beneficially owned

•	Shares owned through the Company’s employee stock purchase plan

•	Shares attained through a deferred stock unit plan

•	Vested in-the-money stock options reflecting the gross value equal to the spread between the strike price (closing stock price on the date of grant) and the fair market value

The Board and the Committee may reduce future long-term incentive grants or other compensation provided to executives who do not comply with the guidelines.

Anti-Hedging and Pledging Policies

Under our insider trading policy, Directors and executive officers, as well as other employees, are prohibited from the following activities with respect to Company common stock:

•	Hedging their interest in Company shares by selling short or trading or purchasing “put” or “call” options on our common stock or engaging in similar transactions; and

•	Pledging any shares of our common stock without prior clearance from the Company.

As of March 1, 2014, no shares of Company common stock were pledged by any Director or executive officer.

Tax Deductibility

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the chief executive officer and the three other most highly compensated executives (other than the CFO) to $1 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, the MIP, the LTIP and the LTIP incentive pool were designed to comply with the requirements of Section 162(m) of the Code and the MIP and the LTIP incentive pool were established under the stockholder-approved LTIP. As the $1 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), performance-based awards made pursuant to these plans are intended to qualify for corporate tax deductibility.

We intend to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with our compensation objectives. In some cases, however, we believe the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to attract and retain qualified executives.

Use of Consultants

In 2013, Aon Hewitt provided consulting services to management, including consulting on compensation philosophy and plan design, as well as executive job compensation analysis.

The Human Resources Committee retained the services of Meridian Compensation Partners, LLC in 2013 to advise the Committee in connection with its review of management recommendations with respect to base salary adjustments, annual cash incentive awards and long-term incentive equity awards for executive officers, and to inform the Committee of regulatory developments and implications.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

The Human Resources Committee:

Robert B. Aiken, Jr., Chair

Alexander M. Schmelkin

Alex D. Zoghlin

Summary Compensation Table

The following table summarizes the compensation of all persons serving as principal executive officer (CEO) and principal financial officer (CFO) in fiscal 2013 and the next three highest compensated executive officers who were serving as such at December 31, 2013.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total Compensation ($)
P. Cody Phipps	2013	750,000	—	1,799,953	1,799,996	745,470	—	37,700	5,133,119
President and Chief Executive Officer	2012 2011	750,000 694,085	— —	2,369,959 3,128,976	— —	849,833 468,883	10,779 10,500	41,293 40,650	4,021,864 4,343,094

Todd A. Shelton	2013	423,334	—	456,972	456,490	264,775	—	35,515	1,637,086
Senior Vice President and Chief Financial Officer	2012 2011	413,500 406,959	— —	628,945 209,937	— —	276,865 181,973	— —	31,531 30,252	1,350,841 829,121

Timothy P. Connolly	2013	398,000	—	433,664	442,195	255,496	—	32,813	1,562,168
President, Business Transformation and Supply Chain	2012	375,301	—	636,955	—	251,288	10,001	41,063	1,314,608

Richard D. Phillips	2013	356,730	150,000	312,036	374,992	155,745	—	28,154	1,377,657
President, On-Line & New Channels

Eric A. Blanchard	2013	330,500	—	334,106	330,495	179,197	—	32,308	1,206,606
Senior Vice President, General Counsel and Secretary

Fareed A. Khan(8)	2013	308,653	—	441,969	629,989	—	—	19,062	1,399,673
Former Senior Vice President and Chief Financial Officer	2012 2011	447,500 201,667	— 400,000	781,942 350,000	— —	322,679 88,293	— —	25,440 9,167	1,577,561 1,049,127

(1)

Reflects base salary amounts earned during the years listed, including any portions deferred under the 401(k) Savings Plan and the Deferred Compensation Plan of the Company’s wholly owned subsidiary, USSC.

(2)

Mr. Phillips received a cash sign-on bonus in the amount of $150,000, payable in two equal installments on the following dates: (1) as soon as administratively possible after hire date; and (2) January 31, 2014. Mr. Khan received a cash sign-on bonus in the amount of $400,000, payable in three substantially equal installments on the following dates: (1) within 30 days of hire; (2) September 30, 2011; and (3) January 31, 2012.

(3)

Amounts shown are based upon the grant date fair value of equity awards computed in accordance with Financial Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation and represent the probable outcome of the performance condition. See Note 3, “Share-Based Compensation,” to the Company’s audited financial statements contained in our annual reports on Form 10-K for the years ended December 31, 2013, 2012, and 2011, for a discussion of the assumptions used in calculating these values. Assuming the highest level of performance was achieved, the grant date fair value of stock awards in 2013 to Messrs. Phipps, Shelton, Connolly, Phillips, Blanchard, and Khan would have been $3,059,919, $776,961, $734,636, $312,036, $569,100, and $883,938, respectively.

(4)

Amounts shown are based upon the fair value of option awards estimated on the grant date using a Black-Scholes option valuation model. See Note 3, “Share-Based Compensation,” to the Company’s audited financial statements contained in our annual reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011, for a discussion of the assumptions used in calculating these values.

(5)

The amounts shown represent annual cash incentives earned based on 2013 performance and paid in March of 2014. These amounts were paid under the MIP pursuant to the Company’s LTIP: see “— Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentive Awards.”

(6)

This amount represents the change in value under the Company’s Pension Plan, except for Messrs. Shelton, Phillips and Khan who are not eligible for the Pension Plan. In addition, the pension value in 2013 for Messrs. Phipps and Connolly declined by $2,686 and $3,081, respectively. The change in pension value in 2013 for Mr. Blanchard was negligible. Earnings on deferred compensation are not reflected in this column because the investment options under the non-qualified Deferred Compensation Plan are the same choices available to all employees under the 401(k) Savings Plan and the named executive officers do not receive preferential earnings on their investments.

(7)	The amounts shown for 2013 include the following:

Name	401(k) Match ($)	Cash Perquisite Allowance ($)	Cash Dividends Paid on Outstanding Restricted Stock ($)	Other Perquisites (9) ($)	Total “All Other Compensation” ($)
P. Cody Phipps	7,650	24,000	1,922	4,128	37,700
Todd A. Shelton	7,650	18,667	845	8,353	35,515
Timothy P. Connolly	7,650	18,000	3,697	3,466	32,813
Richard D. Phillips	4,332	17,250	0	6,572	28,154
Eric A. Blanchard	7,650	18,000	845	5,813	32,308
Fareed A. Khan	3,825	13,333	0	1,904	19,062

(8)	On August 16, 2013, Mr. Khan tendered his resignation to the Company and his employment terminated on September 6, 2013.

(9)	Other perquisites include (1) the taxable cost of group-term life insurance, (2) cell phone stipend, and (3) spousal travel and entertainment.

Grants of Plan-Based Awards During 2013

The compensation plans under which the grants in the following table were made are described under “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards.” The LTIP permits different types of awards, including but not limited to stock options, restricted stock awards, stock appreciation rights, cash incentives awards, and performance-based awards. The LTIP requires that in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), outstanding equity awards will be proportionately adjusted.

Name	Grant Date		Committee of the Board of Directors Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Shr)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. Cody Phipps	3/1/2013		2/19/2013				0	33,725	67,450			1,259,966
	4/1/2013		2/19/2013							141,905	38.69	1,799,996
	9/1/2013		7/16/2013				0	13,588				539,987
				0	825,000	1,650,000

Todd A. Shelton	3/1/2013		2/19/2013				0	8,565	17,130			319,988
	4/1/2013		2/19/2013							35,988	38.69	456,490
	9/1/2013		7/16/2013				0	3,447				136,984
				0	282,500	565,000

Timothy P. Connolly	3/1/2013		2/19/2013				0	8,056	16,112			300,972
	4/1/2013		2/19/2013							34,861	38.69	442,195
	9/1/2013		7/16/2013				0	3,339				132,692
				0	275,450	550,900

Richard D. Phillips	4/1/2013		2/19/2013							29,563	38.69	374,992
	5/17/2013	(4)	12/21/2012				0	5,925				199,969
	9/1/2013		7/16/2013				0	2,820				112,067
				0	171,875	343,750

Eric A. Blanchard	3/1/2013		2/19/2013				0	6,290	12,580			234,994
	4/1/2013		2/19/2013							26,055	38.69	330,495
	9/1/2013		7/16/2013				0	2,494				99,112
				0	198,300	396,600

Fared A. Khan	3/1/2013		2/19/2013				0	11,830	23,660			441,969
	4/1/2013		2/19/2013							49,666	38.69	629,989
				0	315,000	630,000

(1)

These columns indicate the range of payouts targeted for 2013 performance under the Company’s MIP as described in “— Compensation Discussion and Analysis — Annual Cash Incentive Awards.” The 2014 bonus payments for 2013 performance were made pursuant to the metrics described in “— Compensation Discussion and Analysis — Annual Cash Incentive Awards” and are disclosed in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Restricted stock unit (“RSU”) awards granted pursuant to the Company’s LTIP on March 1, 2013 vest in three annual increments on each March 1st to the extent the Company achieves its cumulative economic profit goal for each period ending December 31. Participants may earn a threshold of zero to a maximum of 200% of their target equity incentive award over the three-year period. See “—Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards” for more information.

Restricted stock awards granted pursuant to the Company’s LTIP on September 1, 2013 vest in three annual increments on each September 1st, provided that the Company’s aggregate adjusted diluted earnings per share exceed $0.50 for the four calendar quarters immediately preceding the vesting date.

(3)	Non-qualified stock option awards granted pursuant to the Company’s LTIP on April 1, 2013 will cliff vest on April 1, 2016.

(4)

The restricted stock award granted to Mr. Phillips on May 17, 2013 pursuant to the Company’s LTIP, in connection with his acceptance of employment, will vest in three annual increments on each March 1st, provided that the Company’s aggregate adjusted diluted earnings per share exceed $0.50 for the four calendar quarters immediately preceding the vesting date.

Outstanding Equity Awards at December 31, 2013

	Option Awards					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (2)(#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)($)
P. Cody Phipps	3/1/2011					13,177	604,693
	8/19/2011					100,000	4,589,000
	1/2/2012					15,356	704,687
	3/1/2012					20,606	945,609
	9/1/2012					21,910	1,005,450
	3/1/2013					33,725	1,547,640
	4/1/2013		141,905	38.69	4/1/2023
	9/1/2013					13,588	623,553

Todd A. Shelton	9/1/2006	20,992		22.99	9/1/2016
	9/1/2007	9,568		29.51	9/1/2017
	3/1/2011					5,270	241,840
	1/2/2012					4,586	210,452
	3/1/2012					5,370	246,429
	9/1/2012					5,237	240,326
	3/1/2013					8,565	393,048
	4/1/2013		35,988	38.69	4/1/2023
	9/1/2013					3,447	158,183

Timothy P. Connolly	3/1/2011					4,769	218,849
	1/2/2012					4,300	197,327
	3/1/2012					5,046	231,561
	9/1/2012					6,201	284,564
	3/1/2013					8,056	369,690
	4/1/2013		34,861	38.69	4/1/2023
	9/1/2013					3,339	153,227

Richard D. Phillips	4/1/2013		29,563	38.69	4/1/2023
	5/17/2013					5,925	271,898
	9/1/2013					2,820	129,410

Eric A. Blanchard	1/4/2006	33,878		24.80	1/4/2016
	9/1/2006	36,530		22.99	9/1/2016
	9/1/2007	18,096		29.51	9/1/2017
	3/1/2011					3,639	166,994
	1/2/2012					2,990	137,211
	3/1/2012					3,647	167,361
	9/1/2012					4,272	196,042
	3/1/2013					6,290	288,648
	4/1/2013		26,055	38.69	4/1/2023
	9/1/2013					2,494	114,450

Fareed A. Khan(4)		0	0			0	0

(1)	Holders of shares of restricted stock are entitled to vote such shares, however they are not entitled to receive dividends.

(2)

Restricted stock granted pursuant to the Company’s LTIP on January 2, 2012 and September 1, 2013 and 2012 vest in three substantially equal annual increments, except that if the aggregate diluted adjusted earnings per share for the four quarters preceding a vesting date do not exceed $0.50, the stock award scheduled to vest on that date will be forfeited.

RSUs granted pursuant to the Company’s LTIP on March 1, 2013, 2012 and 2011 vest in three annual increments on each March 1st, to the extent the Company achieves its cumulative economic profit goal for the periods ending December 31. For the 2012 and 2011 grants, participants may earn a threshold of zero to a maximum of 150% of their target equity incentive award over the three-year period. For the 2013 grant, participants may earn a threshold of zero to a maximum of 200% of their target equity incentive award over the three-year period.

On August 19, 2011, in connection with his promotion to Chief Executive Officer, Mr. Phipps was granted 100,000 restricted stock units pursuant to the Company’s LTIP, up to 60,000 of which vest on June 30, 2016 based on the average annual earnings per share of the Company during the five-year period commencing on July 1, 2011, and up to 40,000 of which vest on December 31, 2015 to the extent earned during the four-year period commencing on January 1, 2012 based on the highest annual return on invested capital of the Company for any calendar year during such period.

Non qualified stock option awards granted pursuant to the Company’s LTIP on April 1, 2013 will cliff vest on April 1, 2016.

(3)

The market value of restricted stock and RSU awards is equal to the number of shares awarded multiplied by the closing market price of the Company’s Common Stock on December 31, 2013, which was $45.89.

(4)	All of Mr. Khan’s outstanding awards were forfeited upon termination of his employment on September 6, 2013.

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
P. Cody Phipps	238,340	3,912,304	34,191	1,286,394
Todd A. Shelton	22,582	321,784	10,254	385,698
Timothy P. Connolly	0	0	30,510	1,104,835
Richard D. Phillips	0	0	0	0
Eric A. Blanchard	0	0	7,988	302,617
Fareed A. Khan	0	0	8,912	336,930

(1)	The value realized is equal to the difference between the option exercise prices and the Company’s Common Stock price on the date of exercise multiplied by the number of options exercised.

(2)	The value realized under stock awards is equal to the Company’s Common Stock price on the date the shares vested multiplied by the number of shares.

Retirement Benefits

The Company maintains the following two programs to provide retirement benefits to eligible employees, including executive officers:

•

The United Stationers 401(k) Savings Plan (Plan) is a defined contribution plan qualified under sections 401(a) and 401(k) of the Code. Eligible employees may elect to contribute pretax amounts up to 75% of their eligible compensation (generally, base pay and commissions), limited to the cap under the Code on pretax deferrals. In addition, participants may make after-tax contributions ranging from 1% to 10% of eligible compensation. The Plan provides for a discretionary matching contribution by the Company. Historically, employee contributions that qualify for matching contributions by the Company have been limited to 6% of eligible compensation. Eligible contributions by associates during 2013 were matched by the Company at a rate of 50%. The Plan also provides for discretionary profit-sharing contributions on behalf of each eligible participant. No discretionary matching contribution was made in 2013.

•

The Company maintains a “frozen” noncontributory pension plan (the “Pension Plan”) covering over 50% of its employees, including all of the named executive officers other than Messrs. Shelton, Phillips and Khan. The Pension Plan provides an annual benefit at age 65 equal to 1% of an employee’s career-average annual compensation (generally, base salary, commissions and bonus), multiplied by the number of years of credited service up to a maximum of 40 years, provided that no additional service credits may be earned after March 1, 2009. However, an employee’s annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the 12 months ending on August 31, 1989. The Code limits the amount of annual compensation that is considered in calculating an employee’s benefits, which is adjusted annually for inflation. An employee’s pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity and disability are also available. Participants may select early retirement payments if the participant has obtained the age of 55 prior to separation from the Company and completed ten years of service, or has obtained the age of 65 prior to separation from the Company and completed five years of service. Early retirement benefits are actuarially reduced for early commencement using a 7.5% annual interest rate and the Unisex Pension 1984 Mortality Table set forward one year. The normal retirement age under the Pension Plan is 65. No employee first hired by the Company after December 31, 2007 is eligible to participate in the Pension Plan. As of March 1, 2009, the Company stopped providing additional service benefits to participants under the Pension Plan.

Pension Benefits in 2013

The table below shows the present value of annual retirement benefits that are estimated to be payable at normal retirement (age 65) under the Pension Plan to the named executive officers. The benefits for the named executive officers are calculated on the basis of estimated years of service at retirement age and current levels of compensation.

Name(1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
P. Cody Phipps	Tax-qualified plan	5.5	76,714	0

Timothy P. Connolly	Tax-qualified plan	5.6	65,260	0

Eric A. Blanchard	Tax-qualified plan	3.2	46,134	0

(1)	Messrs. Shelton, Phillips and Khan are not eligible for participation in the Pension Plan.

(2)

The calculation of the present value of accumulated benefit assumes a discount rate of 5.0%. In addition, the benefits were assumed to be paid as a lump sum at age 65, which is the earliest time a participant may retire under the plan without any benefit reduction due to age. The assumed lump sum interest rate was 5.5%. Additional information about the Company’s pension plan and assumptions may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 11, “Pension Plans and Defined Contribution Plan”, in the Company’s 2013 Annual Report on Form 10-K.

Non-qualified Deferred Compensation in 2013

The United Stationers Supply Co. Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers, other executive officers and certain other employees the opportunity to defer salary and annual bonus payments under the MIP. Each participant may elect to defer any percentage of future compensation, consisting of base salary and/or bonus. The elections must be made on or before December 31 of the year prior to the year in which the participant will earn the compensation. Deferred amounts may be invested in any one or all of 25 mutual funds administered by Fidelity Investments. Participants may change their investment election at any time. Earnings on deferred compensation are determined based on the performance of the mutual fund selected by the participant. The mutual funds offered currently include one money market fund, two bond funds, 14 blended funds, and eight stock funds. Investment elections may be changed daily. Distribution of deferred amounts will be made in cash. Payment options include a lump sum or a series of periodic installments (monthly, quarterly, semi-annually, annually) that may be paid over a period of time not to exceed ten years. Payment to certain employees, payable by reason of a separation from service, may not be made until six months after separation. The Deferred Compensation Plan is subject to forfeiture in the event of bankruptcy.

The following table sets forth certain information regarding non-qualified deferred compensation of the named executive officers:

Name(1)	Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(4)($)
Todd A. Shelton	11,510	0	120,730	0	544,038
Eric A. Blanchard	0	0	227,142	0	981,607

(1)	Messrs. Phipps, Connolly, Phillips and Khan did not participate in the Non-qualified Deferred Compensation Plan.

(2)

The amounts disclosed in this column are also reported in the “Summary Compensation Table” with some of the amounts included in the “Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the previous fiscal year.

(3)

The Fidelity mutual funds selected by Messrs. Shelton and Blanchard earned $120,730, or 29.0%, and $227,142, or 30.1%, respectively. Because the earnings accrued during 2013 and previous fiscal years were not preferential, these amounts are not reported in the 2013 Summary Compensation Table.

(4)

The following aggregate amounts have been included in the “Summary Compensation Table” above (as 2011, 2012 and/or 2013) or in previous years for each named executive officer: Mr. Shelton — $51,738 and Mr.  Blanchard — $0.

Employment Contracts and Employment Termination and Change of Control Arrangements

CEO Employment Agreement

The Company and USSC have entered into an Executive Employment Agreement with Mr. Phipps, which was last amended and restated as of December 31, 2012 (the “CEO Agreement”). Under the CEO Agreement, Mr. Phipps is employed to serve as the Company’s President and Chief Executive Officer.

General Terms — The CEO Agreement establishes Mr. Phipps’ annual salary as of December 31, 2012 and provides for Mr. Phipps’ participation in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other senior executives. Mr. Phipps also participates in USSC’s qualified pension plan, the benefits under which have been frozen effective March 1, 2009.

Post-Termination Payments and Benefits — If Mr. Phipps’ employment is terminated during the employment term by the Company without Cause or by Mr. Phipps for Good Reason (as such capitalized terms are defined below), Mr. Phipps will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Company: (a) an amount equal to two times his then existing base salary payable over 24 months following termination (or three times his base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control (as such term is defined below)), except that in either case any amounts in excess of the amount that would cause the payments to constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to two times his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or three times his target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, his target incentive compensation award for the year in which termination occurs payable in a lump sum within 90 days following the date of termination); (d) continued medical and/or dental insurance coverage until the earlier of 24 months from the date of termination (or three years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 24 months’ life and disability coverage for him (or three years’ coverage in the event such termination occurs within two years of a Change of Control); and (f) career transition assistance services until December 31 of the year after the year when the termination occurs in an amount not to exceed ten percent of Mr. Phipps’ then existing base salary. Mr. Phipps cannot receive cash in lieu of these services. In the event of termination within two years of a Change of Control, Mr. Phipps also will be entitled to: (A) continued vesting of equity awards if permitted under the Company’s LTIP and provided for in his equity award agreement; (B) a lump sum cash payment equal to the additional pension benefit value that would be payable to Mr. Phipps if he had three additional years of age and service credits; and (C) reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which he prevails in any material respect. In addition, the CEO Agreement prohibits Mr. Phipps from competing against the Company or soliciting any of the Company’s customers or employees for a period of two years following his employment termination.

Definitions — As a result of the most recent amendments to the Executive Employment Agreements signed by the named executive officers, the definitions in these Agreements are now the same except for a slight variation in the definition of “Good Reason” in the CEO Agreement. Subject to these exceptions, when used in connection with a named executive officer’s rights under his or her employment agreement, the terms “Cause,” “Good Reason,” and “Change of Control” have the following definitions:

•

“Cause” means (i) conviction of, or plea of no contest to, a felony; (ii) theft or embezzlement from the Company; (iii) illegal use of drugs; (iv) material breach of the employment agreement; (v) gross negligence or willful misconduct in the performance of the executive’s duties; (vi) breach of any fiduciary duty owed to the Company; or (vii) the executive’s willful refusal to perform the assigned duties for which the executive is qualified as directed by his or her supervisor or by the Board. Generally, in the case of an event constituting Cause that is curable by the executive, the executive must fail to cure the event within thirty days after receipt of notice of the event from the Company.

•

“Good Reason” means (i) any material breach by the Company of the executive’s employment agreement without the executive’s written consent; (ii) in the case of the CEO Agreement, without the executive’s written consent, any change in the executive’s title or position as CEO reporting directly to the Board; or (iii) without the executive’s written consent, a material reduction in the executive’s base salary, or the relocation of the executive’s principal place of employment more than fifty (50) miles from its location on the date of the employment agreement.

•

“Change of Control” is generally defined to mean (i) acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) at any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board cease for any reason to constitute more than 50% of the Board unless the new directors were approved by a vote of more than 50% of the Directors then comprising the incumbent Board; (iii) consummation of a merger, consolidation or reorganization or approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company, unless, following such business combination, the Company’s stockholders continue to hold more than 50% of the voting power of the successor entity or other conditions are satisfied; and (iv) approval by the Company’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person.

Other Named Executive Officer Agreements

General Terms — The Company and USSC have entered into Executive Employment Agreements with Messrs. Shelton, Connolly and Blanchard, each of which was last amended and restated as of December 31, 2012. The Company and USSC have also entered into an Executive Employment Agreement with Mr. Phillips as of January 21, 2013. Each of these employment agreements establishes the executive’s annual salary as of its effective date and provides that the Board shall review the executive’s base salary from time to time and may, at the Board’s discretion, increase the base salary. Each of these employment agreements further provides for the executive’s participation in all stock option, equity award, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other executives at the same grade level. Messrs. Blanchard and Connolly also participate in USSC’s qualified pension plan, the benefits under which have been frozen effective March 1, 2009.

Post-Termination Payments and Benefits — Under the Executive Employment Agreements with Messrs. Shelton, Connolly, Phillips and Blanchard, if the executive’s employment is terminated during the employment term by the Company without “Cause” (as defined above), or, by the executive for “Good Reason” (as defined above), the executive will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Company: (a) an amount equal to one and one-half times his then existing base salary payable over 18 months following termination (or two times his base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control (as defined above)), except that in either case any amounts in excess of the amount that would cause the payments to constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to one and one-half times his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or two times his target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, his target incentive compensation award for the year in which termination occurs payable in a lump sum within 90 days following the date of termination); (d) continued medical and/or dental insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 18 months’ life and disability coverage for the executives (or two years’ coverage in the event such termination occurs within two years of a Change of Control); and (f) career transition assistance services until December 31 of the year after the year when the termination occurs in an amount not to exceed ten percent of the executive’s then existing base salary. The executive cannot receive cash in lieu of these services. In the event of termination within two years of a Change of Control, such executive also will be entitled to: (A) continued vesting of equity awards if permitted under the Company’s LTIP and provided for in his equity award agreement; (B) a lump sum cash payment equal to the additional pension benefit value that would be payable to the executive if he had two additional years of age and service credits; and (C) reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which the executive prevails in any material respect.

The Executive Employment Agreements with Messrs. Shelton, Connolly, Phillips and Blanchard prohibit the executive from competing against the Company or soliciting any of the Company’s customers or employees for a period of 18 months following his employment termination.

Change of Control Terms Under the Long-Term Incentive Plan

The LTIP, which was adopted by the Company and approved by stockholders in 2011, permits the Human Resources Committee to grant different types of awards, including options, stock appreciation rights, full value awards (including restricted stock) and cash incentive awards. The named executive officers have received grants of various awards under the LTIP. Vesting of equity awards under the LTIP will accelerate under certain circumstances related to a Change of Control and the termination of the named executive officer’s employment either by the Company without “Cause” (as defined in the LTIP) or by the executive for Good Reason (as defined in the LTIP). The definition of “Change of Control” under the LTIP is similar to the definition of the same term described under “— CEO Employment Agreement,” above.

Under the LTIP, in the event of a Change of Control the “Affected Portion” of all outstanding awards held by each named executive officer will become vested. See “Approval of Amended and Restated 2004 Long-Term Incentive Plan — Change of Control” for a detailed description of the “Affected Portion.” In addition, if a named executive officer’s employment is terminated by the named executive officer for “Good Reason”, as defined in the LTIP, or by the Company without Cause, as defined in the LTIP, during the two-year period following a Change of Control, all awards granted prior to the Change of Control that have not vested prior to the named executive officer’s date of termination will become immediately vested as of such date.

With respect to awards granted pursuant to the LTIP prior to approval of the amendments to the LTIP submitted to Company stockholders at the 2011 annual meeting, if (i) a named executive officer’s employment is terminated during an Anticipated Change of Control by the executive for Good Reason or by the Company without Cause and (ii) within two years of the named executive officer’s termination a Change of Control occurs, then all outstanding awards held by the named executive officer on the date of termination will become vested as of the date of the Change of Control. An Anticipated Change of Control is generally defined under the LTIP as the Company entering into an agreement that would result in a Change of Control or any person publicly announcing an intention to take or consider taking actions the consummation of which would constitute a Change of Control.

Change of Control Terms Under the Management Incentive Plan

The MIP provides that if the plan terminates upon or after a Change of Control (as defined in the MIP) during the plan year in which the Change of Control occurs, participants will be entitled to their target incentive award for such plan year. The definition of Change of Control in the MIP is similar to the definition under the LTIP.

Potential Post-Employment Payments

As described above in the summaries of the employment agreements, our executive officers are eligible to receive benefits in the event their employment is terminated (1) by the Company without Cause, (2) in certain circumstances following a Change of Control or (3) by the executive in the event he or she resigns for Good Reason. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 31, 2013 of the estimated benefits our executive officers would have received had a triggering event occurred as of that date under the amended and restated Executive Employment Agreements. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if a triggering event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options (“Accrued Benefits”). For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table”, “Executive Compensation — Outstanding Equity Awards at December 31, 2013”, “Executive Compensation — Option Exercises and Stock Vested in 2013”, “Executive Compensation — Pension Benefits in 2013”, and “Executive Compensation — Non-Qualified Deferred Compensation in 2013”.

Severance Benefits

If the employment of Messrs. Phipps, Shelton, Connolly, Phillips or Blanchard is terminated by the Company for any reason other than Cause or the executive’s permanent disability (as defined in the Company’s Board-approved disability plan or policy as in effect from time to time), or if the executive’s employment is terminated by the executive for Good Reason, then he will be entitled to receive benefits pursuant to the executive’s Executive Employment Agreement described above.

Severance-related benefits are provided only if the executive executes and does not rescind the Company’s then current standard release agreement as a condition to receiving any of the payments and benefits.

The following table presents the estimated separation benefits the Company would have been required to pay to each named executive officer if his employment had been terminated without Cause as of December 31, 2013. Mr. Khan is not included in the tables below because he voluntarily resigned his employment effective September 6, 2013 and thus he did not receive any additional benefits in connection with his termination.

Estimated Severance Pay

	Cash Compensation		Benefits	Other
Name	Salary ($)	Incentive Compensation(1) ($)	Health and Welfare Benefits ($)	Outplacement ($)	Total ($)
P. Cody Phipps	1,500,000	2,236,410	20,980	75,000	3,832,390
Todd A. Shelton	660,000	661,938	22,030	44,000	1,387,967
Timothy P. Connolly	603,000	638,740	21,445	40,200	1,303,385
Richard D. Phillips	562,500	389,363	21,711	37,500	1,011,073
Eric A. Blanchard	495,750	447,993	20,906	33,050	997,698

(1)

The amounts shown represent 1.5 times the annual incentives earned based on 2013 performance, except for the amount for Mr. Phipps who would receive 2 times his 2013 annual incentives. These amounts are based on the MIP pursuant to the Company’s LTIP: see “— Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentive Awards.”

Retirement, Disability and Death

If employment is terminated as a result of the executive’s death, disability, or retirement, then the executive shall be entitled to (i) his/her Accrued Benefits, (ii) any benefits that may be payable to the executive under any applicable Board-approved disability, life insurance or retirement plan or policy in accordance with the terms of such plan or policy, and (iii) a lump sum payment in an amount equal to the pro-rata target incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s death or disability, or a lump sum payment in an amount equal to the pro-rata actual incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s retirement.

Potential Change of Control Payments

Under the Company’s LTIP, 50% of each named executive officer’s unvested equity awards automatically vest following a Change of Control, unless the award recipient’s employment is terminated after the Change of Control, in which case 100% of the recipient’s unvested equity awards automatically vest. If the executive’s date of termination occurs during an Anticipated Change of Control and a Change of Control then occurs within two years following his or her date of termination, the number of restricted shares that were forfeited on the date of termination will be granted to him or her on a fully vested basis as of the date of the Change of Control and the option shares, including options that may have expired on or after the date of termination and prior to the Change of Control, will be fully vested and exercisable on the date of Change of Control.

If the employment of a named executive officer is terminated after a Change of Control, the executive will be entitled to the benefits described above pursuant to his or her Executive Employment Agreement. Both the vesting of equity awards and the receipt of the benefits described above assume the executive’s employment is terminated either (i) by the Company for any reason other than Cause or disability or (ii) by the executive for Good Reason.

Payments Triggered Upon a Change of Control

Upon a Change of Control, 50% of any outstanding unvested equity awards would vest. For each named executive officer who remains employed on the date of this Proxy Statement, the following table shows the value of unvested equity awards that would vest if a Change of Control had occurred on December 31, 2013, based on the closing price of the Company’s Common Stock on December 31, 2013, which was $45.89.

	Vesting of Unvested Equity Awards
Name	Stock Options ($)	Restricted Stock/Units ($)	Total ($)
P. Cody Phipps	510,858	5,010,316	5,521,174
Todd A. Shelton	129,557	745,139	874,696
Timothy P. Connolly	125,500	727,609	853,108
Richard D. Phillips	106,427	200,654	307,081
Eric A. Blanchard	93,798	535,353	629,151

Payments Triggered Upon a Termination Following a Change of Control

The following table assumes that each executive is terminated after a Change of Control for reasons other than for Cause, retirement, disability or death. These values are estimated as of December 31, 2013.

	Cash Compensation		Benefits
Name	Salary ($)	Incentive Compensation ($)	Health and Welfare Benefits ($)	Present Value of Accumulated Pension Benefits ($)	Outplacement ($)	Vesting of Unvested Equity ($)	Total ($)
P. Cody Phipps	2,250,000	3,300,000	31,470	89,127	75,000	11,042,348	16,787,945
Todd A. Shelton	880,000	847,500	29,373	0	44,000	1,749,391	3,550,264
Timothy P. Connolly(1)	0	716,210	28,594	72,068	40,200	1,706,217	2,563,289
Richard D. Phillips	750,000	546,875	28,948	0	37,500	614,162	1,977,485
Eric A. Blanchard	661,000	594,900	27,875	51,172	33,050	1,258,301	2,626,298

(1)

Pursuant to Mr. Connolly’s employment agreement, the salary column reflects a reduction of $804,000 and the incentive compensation column reflects a reduction of $110,140, which eliminates any excise tax payment and results in a greater net after tax payment to the executive.

DIRECTOR COMPENSATION

General

During 2013, the Governance Committee of the Company’s Board of Directors undertook one of its periodic reviews of the compensation paid to the Company’s non-employee Directors. The Governance Committee evaluated the current and recent historical cash, equity and total compensation paid by the Company to its non-employee Directors in light of benchmark data from a comparator group of companies (consistent with that used by the Human Resources Committee in its management compensation reviews) and established a total target compensation level based on the benchmark data. As a result of this review, the Governance Committee approved an increase in the award value of equity compensation for the Chairman of the Board from $140,000 to $180,000 effective February 19, 2013. The Committee also eliminated all meeting fees, increased the annual Board retainer and implemented annual retainers for Board Committee Chairs, effective January 1, 2014. The following table summarizes the total compensation paid to the Company’s non-employee Directors for 2013:

Retainer	$60,000
Board Attendance Fees
• By teleconference	$1,000 per meeting
Committee Attendance Fees
• In connection with a Board meeting or by teleconference
- Audit Committee Chair	$2,500 per meeting
- Other Committee Chairs	$2,000 per meeting
- Other non-employee Directors	$500 per meeting
• Not in connection with a Board meeting
- Audit Committee Chair	$2,500 per meeting
- Other Committee Chairs	$2,000 per meeting
- Other non-employee Directors	$1,000 per meeting
2013 Restricted Stock Unit Grant
• Chairman of the Board	$180,000 award value
• All other non-employee Directors	$110,000 award value

Cash Compensation

As a result of the Governance Committee’s review of Director Compensation, the Committee eliminated all meeting fees, increased the annual Board retainer and implemented annual retainers for Board Committee Chairs effective January 1, 2014. Board members also were reimbursed for reasonable travel and other business expenses incurred in connection with their attendance at Board and Committee meetings and other Company-requested functions and their performance of other responsibilities as Directors of the Company.

Deferred Compensation

Pursuant to the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (the “Directors’ Deferred Compensation Plan”), non-employee Directors may defer receipt of 50% or more of their retainer and meeting fees. Deferred fees are credited quarterly to each participating Director in the form of stock units, based on the fair market value of the Company’s Common Stock on the quarterly deferral date. Deferred stock unit accounts are eligible for additional dividend equivalent credits, if the Company declares and pays any dividends on the Company’s Common Stock during the relevant period.

Each stock unit account generally is distributed and settled in whole shares of the Company’s Common Stock on a one-for-one basis, with a cash-out of any fractional stock unit interests, after the participant ceases to serve as a Company Director. Participants in the Directors’ Deferred Compensation Plan may elect to receive settlement of their stock unit accounts either by delivery of the aggregate whole shares in their respective accounts after the cessation of their service as Directors or in substantially equal installments over a period of not more than five years thereafter. If a participating Director dies before the distribution of his or her entire stock unit account, the balance remaining in the account becomes payable in cash in a lump sum to the Director’s designated beneficiary.

Equity Compensation

The economic value of equity compensation provided annually to Directors other than the Chairman of the Board, remained unchanged in 2013. Such economic value was $110,000 for each non-employee Director other than the Chairman of the Board whose annual equity compensation economic value was $180,000. The Board approved the grant to each non-employee Director of restricted stock or restricted stock units (at the Director’s option) of the Company’s Common Stock, effective September 1, 2013. Each non-employee Director, with the exception of Messrs. Aiken, Crovitz and Zoghlin, received 2,767 restricted stock units. Messrs. Aiken and Zoghlin received 2,767 shares of restricted stock. Mr. Crovitz received 4,529 shares of restricted stock in consideration of his additional responsibilities as the Chairman of the Board. All restricted stock units vest in substantially equal installments over three years and will be settled upon the Director’s separation from service or in substantially equal installments over a period of not more than five years thereafter. However, if on the date of termination the Director is at least 60 years old and has served as a member of the Company’s Board for at least 6 years, and the Director has completed their final term as a member of the Board, then all restricted stock units that were not yet vested as of the date of termination will become fully vested as of the date of termination. All restricted stock vests in substantially equal annual installments over three years. The Company expects to make similar grants to its non-employee Directors on an annual basis.

2013 Director Compensation Table

In 2013, the Company provided the following annual compensation to Directors who are not employees. Mr. Phipps is an employee Director who receives no additional compensation for serving on the Board of Directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Charles K. Crovitz	90,500	180,000	12,252	282,752
Robert B. Aiken, Jr.	79,000	110,000	8,006	197,006
Jean S. Blackwell	72,000	110,000	26,705	208,705
Roy W. Haley	87,500	110,000	14,368	211,868
Susan J. Riley	70,000	110,000	3,807	183,807
Alexander M. Schmelkin	68,500	110,000	3,033	181,533
Benson P. Shapiro(4)	29,000	0	28,899	76,899
Stuart A. Taylor, II	77,000	110,000	4,894	191,894
Alex D. Zoghlin	75,000	110,000	12,703	197,703

(1)

Amounts shown represent fees earned during 2013. The following directors deferred 2013 cash compensation under the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (as described above under “Director Compensation — Deferred Compensation”).

Name	2013 Cash Deferred ($)	Deferred Shares Added to Account (#)
Ms. Blackwell	72,000	1,795
Ms. Riley	70,000	1,748

(2)

Amounts shown are based upon the grant date fair value of equity awards computed in accordance with ASC Topic 718. During 2013, each non-employee Director other than Messrs. Crovitz, Aiken, and Zoghlin received a grant of 2,767 restricted stock units. Mr. Crovitz received a grant of 4,529 shares of restricted stock awards, in consideration of his additional responsibilities as Chairman of the Board. Mr. Aiken and Mr. Zoghlin each received a grant of 2,767 restricted stock awards. The Directors’ outstanding stock options and restricted stock units granted as of December 31, 2013 are shown below. See “Director Compensation — Equity Compensation” for more information.

(3)

Amounts shown represent dividends earned or paid on deferred stock units and outstanding stock awards. Ms. Blackwell and Ms. Riley deferred dividends in the form of stock units, which are included in the number of Deferred Shares Added to Account in the table above.

(4)	Mr. Shapiro retired from the Company’s Board of Directors on May 17, 2013.

Directors’ Outstanding Option and Stock Awards at December 31, 2013

	Aggregate Option Awards Outstanding (#)	Aggregate Stock Awards Outstanding (#)
Charles K. Crovitz	15,216	27,206
Robert B. Aiken, Jr.	0	10,850
Jean S. Blackwell	7,676	26,238
Roy W. Haley	24,874	26,238
Susan J. Riley	0	6,758
Alexander M. Schmelkin	0	6,758
Benson P. Shapiro	0	17,412
Stuart A. Taylor, II	0	9,978
Alex D. Zoghlin	0	24,712

EQUITY COMPENSATION PLAN INFORMATION

Overview

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of stock options and the settlement of stock units outstanding under the Company’s equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,490,762	$33.70	1,695,589
Equity compensation plans not approved by security holders	—	—	—

Total	1,490,762	$33.70	1,695,589

(1)	Includes 0.8 million stock options and 0.7 million restricted stock units granted under our Amended and Restated 2004 Long-Term Incentive Plan.
(2)	The weighted average exercise price in the table does not include outstanding restricted stock units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Human Resources Committee of our Board of Directors. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to the beneficial ownership of Common Stock by each person or group who is known by the Company to own beneficially more than five percent of its outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
FMR LLC, and various affiliated entities(1)	6,298,328	15.77%
245 Summer Street, Boston, MA 02210
Neuberger Berman Group, LLC and various affiliated entities(2)	3,904,093	9.78%
605 Third Avenue, 41st Floor, New York, NY 10158
Blackrock, Inc. and various affiliated entities(3)	3,618,159	7.66%
40 East 52nd Street, New York, NY 10055
Wellington Management Company, LLP(4)	2,463,196	6.17%
280 Congress Street, Boston, MA 02210
Vanguard Group, Inc. and various affiliated entities(5)	2,379,745	5.96%
100 Vanguard Blvd., Malvern, PA 19355

(1)

This information is based on a Schedule 13G Amendment filed with the SEC on February 14, 2014, reporting the shares of the Company’s Common Stock that FMR LLC (“FMR”) may be deemed to beneficially own, as of December 31, 2013, in its capacity as investment adviser. FMR reported that it may be deemed to have beneficial ownership of 6,298,328 shares. FMR has sole dispositive power with respect to 6,298,328 beneficially owned shares. Fidelity Management & Research Company (“Fidelity Management”) and Fidelity Low-Priced Stock Fund (“Fidelity”) serve as investment advisors of FMR’s various investment funds. As such, Fidelity Management has beneficial ownership of 6,298,328 shares. Fidelity has beneficial ownership of 2,431,544 shares.

(2)

This information is based on a Schedule 13G Amendment filed with the SEC on February 12, 2014, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2013, by Neuberger Berman Group LLC (“Neuberger”) and various affiliated entities. Of the shares set forth above, Neuberger reported shared dispositive power with respect to 3,904,093 shares and shared voting power with respect to 3,896,393 shares. Neuberger Berman LLC (“Neuberger LLC”) and Neuberger Berman Management LLC. (“Neuberger Management”) serve as sub-advisor and investment manager, respectively, of Neuberger’s various investment funds. As such, Neuberger LLC has shared voting power with respect to 3,896,393 shares and shared dispositive power with respect to 3,904,093 shares. Neuberger Management has shared voting and shared dispositive power with respect to 3,556,797 shares. Neuberger Berman Equity Funds has shared voting power and shared dispositive power with respect to 3,171,741 shares. Many unrelated clients of Neuberger LLC have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares. Neuberger is the parent holding company that owns 100% of Neuberger LLC and Neuberger Management.

(3)

This information is based on a Schedule 13G Amendment filed with the SEC on January 31, 2014, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2013, by Blackrock, Inc. Blackrock, Inc. has sole voting and sole dispositive power with respect to all of the 3,618,159 shares reported as beneficially owned.

(4)

This information is based on a Schedule 13G Amendment filed with the SEC on February 14, 2014, reporting the shares of the Company’s Common Stock that Wellington Management Company, LLP (“WMC”) may be deemed to beneficially own, as of December 31, 2013, in its capacity as investment adviser. WMC reported that it may be deemed to have beneficial ownership of 2,463,196 shares. WMC has shared voting power with respect to 1,843,579 shares and shared dispositive power with respect to 2,463,196 beneficially owned shares. All such shares were reported to be owned of record by individual clients which have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares.

(5)

This information is based on a Schedule 13G Amendment filed with the SEC on February 12, 2014, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned as of December 31, 2013, by the Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it may be deemed to have beneficial ownership of 2,379,745 shares. Vanguard has sole voting power with respect to 60,765 shares and sole dispositive power with respect to 2,332,080 shares and shared dispositive power with respect to 57,665 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 57,665 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 3,100 shares as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares.

Security Ownership of Management

To the Company’s knowledge, the following table reflects the beneficial ownership of the Company’s Common Stock as of March 24, 2014 by each Company Director, each named executive officer and all of the Company’s Directors and executive officers as a group. Unless otherwise indicated, each beneficial owner listed in the table holds sole voting and investment power over the shares listed as beneficially owned by him or her.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
Robert B. Aiken, Jr.	12,949	(3)	*
Jean S. Blackwell	53,313	(3)	*
Charles K. Crovitz	42,382		*
Roy W. Haley	51,469		*
Susan J. Riley	3,949	(3)	*
Alexander M. Schmelkin	1,399		*
Stuart A. Taylor, II	3,481		*
Alex D. Zoghlin	21,358		*
P. Cody Phipps	87,447		*
Todd A. Shelton	56,198		*
Timothy P. Connolly	35,084		*
Richard D. Phillips	8,125		*
Eric A. Blanchard	103,753		*
Fareed A. Khan	—
All current Directors and executive officers as a group (15 persons)	496,114		1.3%

*	Represents less than 1%

(1)

In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 24, 2014 through the exercise of stock options, as follows: Ms. Blackwell, 7,676 shares; Mr. Crovitz, 15,216 shares; Mr. Haley, 24,874 shares; Mr. Blanchard, 88,504 shares; Mr. Shelton, 30,560 shares; and all current Directors and executive officers as a group, 166,830 shares.

(2)

In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 24, 2014 through the earning/vesting of restricted stock units, as follows: Mr. Aiken, 3,872 shares; Ms. Blackwell, 19,260 shares; Mr. Crovitz, 17,361 shares; Mr. Haley, 19,260 shares; Ms. Riley, 1,330 shares; Mr. Schmelkin, 1,330 shares; Mr. Taylor, 3,291 shares; Mr. Zoghlin, 17,734 shares and all current Directors and executive officers as a group, 83,393 shares.

(3)

Includes shares issuable shortly after the participant’s cessation of service as a Director on a one-for-one basis in satisfaction of fully vested deferred stock units credited under the Directors’ Deferred Compensation Plan, as follows: Mr. Aiken, 6,084 shares; Ms. Blackwell, 23,442 shares; and Ms. Riley, 2,550 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC reports of holdings and transactions in the Company’s Common Stock. Based on its review of such reports furnished to the Company and on written representations from the Company’s Directors and executive officers, the Company believes that all required Section 16 reports were timely filed in 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee

The Audit Committee of the Company’s Board of Directors consists of the three non-employee Directors named below. Each member of the Audit Committee is independent, as defined by the current NASDAQ listing standards and Rule 10A-3 of the Exchange Act. No member of the Audit Committee received any compensation from the Company during 2013 other than for services as a member of the Board or one or more of its Committees.

The Board of Directors has determined that all Audit Committee members are financially literate and have financial management expertise in accordance with NASDAQ listing standards, and that each qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations.

Audit Committee Charter and Responsibilities

The Audit Committee operates under and regularly reviews a written charter originally adopted by the Board of Directors in February 2000, and amended as of July 16, 2013. The Audit Committee charter may be found under “Corporate Governance” as part of the “Investors” section available through the Company’s website at http://www.unitedstationers.com.

The Audit Committee assists the Company’s Board of Directors in fulfilling its responsibilities for oversight of: (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accounting firm; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs. The Audit Committee monitors the Company’s compliance with legal and regulatory requirements that could have a material effect upon the financial position of the Company. The Committee also maintains procedures for the receipt, retention and treatment of complaints regarding accounting or internal controls and the confidential anonymous submission by Company employees of concerns regarding accounting, internal control, or ethical matters. The Committee provides an open avenue for communication among the internal auditors, the outside auditors, management and the Board of Directors.

The Company’s management has primary responsibility for preparing the Company’s financial statements and for establishing and maintaining its financial reporting processes and internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such financial statements with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm is responsible for auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB.

The Audit Committee has the sole authority to select, appoint and, if appropriate, terminate the engagement of the independent registered public accounting firm, and reviews their fees. As described under “Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm — Audit Committee Pre-Approval Policy” the Audit Committee maintains guidelines requiring review and pre-approval by the Audit Committee of all audit and permitted non-audit services performed for the Company by its independent registered public accounting firm.

Additionally, the Audit Committee monitors the effectiveness of the relationship among the external auditors, internal auditors, management and the Audit Committee.

Audit Committee Report

In this context, the Audit Committee reports as follows with respect to the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2013.

The Audit Committee has reviewed and discussed the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, the independent registered public accounting firms’ evaluation of the Company’s internal control over financial reporting and the related reports of the independent registered public accounting firm with the Company’s management, its chief internal auditor and its independent registered public accounting firm, with and without management present.

The Audit Committee has discussed with the independent registered public accounting firm matters relating to the independent registered public accounting firms’ judgment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting, the reasonableness of significant judgments and the clarity of financial statement disclosures, as required to be discussed by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Audit Committee has reviewed with the independent registered public accounting firm and the Company’s internal auditors their respective audit plans, audit scope and identification of audit risks. It has discussed the internal audit function’s organization, responsibilities and activities with the Company’s management, its internal auditors and the independent registered public accounting firm. The Audit Committee periodically met with both the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their respective evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. It also met periodically to discuss such matters in executive session.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Members of the Audit Committee:

Roy W. Haley, Chair

Jean S. Blackwell

Susan J. Riley

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

No relationships and/or related party transactions have been identified for disclosure. See “Board Independence” above for information on the Taylor Made Business Solutions transaction which also explains that the transaction was exempt under the Company’s related person transaction approval policy.

Related Person Transaction Approval Policy

In March 2008, our Board of Directors adopted a written related person transaction approval policy, which sets forth the Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which the Company (including any subsidiaries) is or will be a participant and in which a related person (as defined in Item 404 of Regulation S-K) has a direct or indirect interest, but exempts the following:

•	payment of compensation by the Company to a related person for the related person’s service to the Company as a director, officer or employee;

•	transactions available to all employees or all shareholders of the Company on the same terms;

•

transactions, which when aggregated with the amount of all other transactions between the Company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the Company generally.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the Committee itself would be authorized to take pursuant to this policy.

PROPOSAL 2: RATIFICATION OF SELECTION OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Company has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2014, as it has done since 1995. Although action by the stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting. Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement, should they choose to do so.

The following proposal will be presented for action at the Annual Meeting by direction of the Board of Directors:

RESOLVED, that action by the Audit Committee appointing Ernst & Young LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2014 is hereby ratified, confirmed and approved.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fee Information

General. The following table presents information with respect to fees incurred for the indicated professional services rendered by E&Y during each of the last two years (dollars in thousands).

Type of Fees	2013	2012
Audit Fees	$1,496	$1,419
Audit-Related Fees	107	72
Tax Fees	409	680
All Other Fees	—	—

Total	$2,012	$2,171

Audit Fees. “Audit Fees” included fees for professional services rendered for the 2013 and 2012 audits of the consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K, reviews of the quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits, regulatory filings or engagements and accounting consultations on matters related to the annual audits or interim reviews. Audit fees for 2013 and 2012 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 and 2012, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2013 and 2012, these fees included employee benefit plan audits.

Tax Fees. “Tax Fees” are fees for professional services performed by E&Y with respect to tax compliance, tax advice and tax planning.

All Other Fees. “All Other Fees” are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policy

Under applicable SEC rules, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm, subject to certain de minimis exceptions and prohibitions against the provision of certain types of non-audit services. The Audit Committee pre-approved all services and fees described above. These SEC rules are designed to assure that the provision of services by the independent registered public accounting firm does not impair its independence from the Company.

Consistent with applicable SEC rules, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy sets forth the procedures and conditions pursuant to which the Audit Committee may pre-approve audit and permissible non-audit services proposed to be performed by the independent registered public accounting firm.

Pursuant to the Pre-Approval Policy, the Audit Committee will consider annually and, if appropriate, approve the provision of all audit services to the Company by the independent registered public accounting firm. Any changes to any previously approved audit services, terms or fees require the further specific pre-approval of the Audit Committee.

Under the Pre-Approval Policy, the Audit Committee also will consider and, if appropriate, pre-approve the provision by the independent registered public accounting firm of permitted audit-related, tax or other non-audit services. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee provides for a different period or earlier terminates such services. Any such pre-approval will be subject to a dollar limit specified by the Audit Committee. The Audit Committee periodically reviews, and from time-to-time may revise, the list of general pre-approved services. Any proposed new services, and any previously approved services anticipated to exceed the respective fee limits previously established for such services, must be separately approved.

The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority for permitted non-audit services. The member to whom such authority is delegated must report any pre-approval decisions, for informational purposes, to the Audit Committee at its next regularly scheduled meeting.

The Company’s Vice President, Controller and Chief Accounting Officer monitors the performance of all services provided by the independent registered public accounting firm for compliance with the Pre-Approval Policy. The Audit Committee periodically reviews reports summarizing all services and related fees and expenses being provided to the Company by the independent registered public accounting firm.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are submitting to stockholders a vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

The Human Resources Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read the “Executive Summary” under “Compensation Discussion and Analysis” for details of changes made to our executive compensation practices during 2013.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we recommend that our stockholders vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve the compensation of the Company’s executives as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure presented in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Human Resources Committee or our Board of Directors. Our Board of Directors and our Human Resources Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF OUR HUMAN RESOURCES COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS

Deadline for Inclusion in Proxy Statement

Any proposal that a stockholder wants the Company to consider including in its Proxy Statement and form of proxy relating to the Company’s 2015 Annual Meeting of Stockholders must be received by the Secretary of the Company, c/o United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015, not later than December 10, 2014 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Any stockholder proposal that the stockholder does not want the Company to consider including in its proxy statement for an annual meeting of stockholders, but does intend to introduce at the meeting, as well as any proposed stockholder nomination for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in the Company’s current Restated Certificate of Incorporation in order to be properly brought before that annual meeting. To comply with those procedures, a director nomination can be submitted only by a stockholder entitled to vote in the election of directors generally and written notice of such a stockholder’s intent to make such nomination at the Company’s 2015 Annual Meeting must be given to the Company’s Secretary at the address in the preceding paragraph not later than February 20, 2015. Our Restated Certificate of Incorporation also includes advance notice requirements applicable to special meetings of stockholders. Any other stockholder proposals must be submitted in writing to the Secretary of the Company at the address given in the prior paragraph not later than the close of business on the tenth day after notice of the Company’s 2015 Annual Meeting of Stockholders is first given to stockholders.

In addition to these timing requirements, the Company’s Restated Certificate of Incorporation also prescribes informational content requirements for director nominations and other proposals by stockholders. See “Governance and Board Matters — Consideration of Director Nominees” above for more information about the informational content requirements for stockholder notices relating to intended director nominations. Any other stockholder proposal notice generally must set forth a brief description of the matter proposed to be brought before the annual meeting, the name and address of the stockholder making the proposal, the number of shares beneficially owned by the stockholder and any material interest of the stockholder in such proposed matter.

OTHER BUSINESS

The Company does not know of any other matters to be presented or acted upon by stockholders at the Annual Meeting. If any matter is presented at the meeting on which a vote may properly be taken, the persons named as proxies in the proxy card will vote the shares they represent in accordance with their judgment as to the best interests of the Company.

Your vote is important. Please vote your shares as instructed in the Notice of Internet Availability.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

UNITED STATIONERS INC. DIANE SHIMON ONE PARKWAY NORTH BOULEVARD DEERFIELD, IL 60015	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2014. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69015-P47992	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

UNITED STATIONERS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the nominees listed below:
1.	Election of Directors to serve for a three-year term expiring in 2017.	☐	☐	☐
Nominees:
1) Jean S. Blackwell 2) P. Cody Phipps
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.						☐	☐	☐
3.	Approval of advisory vote on executive compensation.						☐	☐	☐
NOTE: In their discretion, the proxies may vote upon any other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

This proxy is solicited on behalf of the Board of Directors of United Stationers Inc.

This proxy will be voted as directed by the undersigned. If no direction is given, this proxy will be voted as recommended by the Board of Directors on each of the proposals listed above.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M69016-P47992

UNITED STATIONERS INC.

Annual Meeting of Stockholders

May 21, 2014 2:00 PM

This proxy is solicited by the Board of Directors

UNITED STATIONERS INC.                                                              PROXY/VOTING INSTRUCTION CARD

The undersigned hereby appoints Brendan J. McKeough, Eric A. Blanchard, and Todd A. Shelton, or any of them, as proxies, with full power of substitution and with all the powers the undersigned would possess if present, to vote all the shares of common stock of UNITED STATIONERS INC. (the “Company”) which the undersigned is entitled to vote on all matters they may properly come before the Annual Meeting of Stockholders to be held at the Company’s offices located at ONE PARKWAY NORTH BOULEVARD, DEERFIELD, IL on Wednesday, May 21, 2014 at 2:00 p.m., Central Time, and at any adjournment thereof. This card also serves as voting instructions to Computershare Trust Company, as Plan Agent of the United Stationers Inc. Employee Stock Purchase Plan. The Plan Agent will vote the shares of the Company’s common stock allocated to the stockholder’s account at the Annual Meeting of Stockholders as directed by the stockholders on the reverse side. If voting by mail, your vote must be received by 11:59 p.m., Eastern Time, on May 20, 2014, to ensure that these Employee Stock Purchase Plan shares are voted at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side